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Exhibit 10.49

[EXECUTION VERSION]

LOAN AND SECURITY AGREEMENT

by and among

JAZZ SEMICONDUCTOR, INC.

and

NEWPORT FAB, LLC,

as Borrowers

and

WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN),

as Lender

Dated as of: January 6, 2006

i

SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS		46
9.1	Maintenance of Existence	46
9.2	New Collateral Locations	46
9.3	Compliance with Laws, Regulations, Etc	47
9.4	Payment of Taxes and Claims	47
9.5	Insurance	48
9.6	Financial Statements and Other Information	48
9.7	Sale of Assets, Consolidation, Merger, Dissolution, Etc	50
9.8	Encumbrances	52
9.9	Indebtedness	54
9.10	Loans, Investments, Etc	55
9.11	Dividends and Redemptions	58
9.12	Transactions with Affiliates	59
9.13	Compliance with ERISA	59
9.14	End of Fiscal Years; Fiscal Quarters	60
9.15	Change in Business	60
9.16	Limitation of Restrictions Affecting Subsidiaries	60
9.17	Fixed Charge Coverage Ratio	60
9.18	[Intentionally Blank]	60
9.19	License Agreements	60
9.20	Foreign Assets Control Regulations, Etc	61
9.21	After Acquired Real Property	61
9.22	Costs and Expenses	61
9.23	Further Assurances	62
SECTION 10. EVENTS OF DEFAULT AND REMEDIES		63
10.1	Events of Default	63
10.2	Remedies	64
SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW		67
11.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver; California Judicial Reference	67
11.2	Amendments and Waivers	68
11.3	Waiver of Counterclaims	69
11.4	Indemnification	69
SECTION 12. JOINT AND SEVERAL LIABILITY; SURETYSHIP WAIVERS; ETC		69
12.1	Independent Obligations; Subrogation	69
12.2	Authority to Modify Obligations and Security	70
12.3	Waiver of Defenses	70
12.4	Exercise of Lender's Rights	70
12.5	Additional Waivers	70
12.6	Additional Indebtedness	71
12.7	Waiver of Notices	71
12.8	Subordination	71
12.9	Revival	72
12.10	Understanding of Waivers	72
SECTION 13. TERM OF AGREEMENT; MISCELLANEOUS		72
13.1	Term	72
13.2	Interpretative Provisions	73
13.3	Notices	74
13.4	Partial Invalidity	75

13.5	Confidentiality	75
13.6	Successors	76
13.7	Entire Agreement	77
13.8	USA Patriot Act	77
13.9	Counterparts, Etc	77

INDEX
TO
EXHIBITS AND SCHEDULES

Exhibit A	Information Certificate
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Borrowing Base Certificate
Exhibit D	Form of Non-U.S. Lender Statement
Schedule 1.40	Equipment Sublimit
Schedule 1.49	Existing Letters of Credit
Schedule 1.95	Permitted Holders
Schedule 1.100	Qualified Cash Accounts
Schedule 8.8	Environmental Compliance
Schedule 8.13	Labor Disputes
Schedule 8.15	Material Contracts
Schedule 9.9	Permitted Indebtedness
Schedule 9.10	Existing Loans and Advances

LOAN AND SECURITY AGREEMENT

        This Loan and Security Agreement dated as of January 6, 2006 (this "Agreement") is entered into by and among Jazz Semiconductor, Inc., a Delaware corporation ("Parent" as hereinafter further defined) and Newport Fab, LLC (d/b/a Jazz Semiconductor Operating Company), a Delaware limited liability company ("Operating Company" as hereinafter further defined, and Operating Company together with Parent, collectively, the "Borrowers" and each of them individually, a "Borrower" as hereinafter further defined), and Wachovia Capital Finance Corporation (Western), a California corporation ("Lender" as hereinafter further defined).

W I T N E S S E T H:

        WHEREAS, Borrowers have requested that Lender enter into financing arrangements with Borrowers pursuant to which Lender may make loans and provide other financial accommodations to Borrowers; and

        WHEREAS, Lender is willing to make such loans and provide such financial accommodations to Borrowers on the terms and conditions set forth herein;

        NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

        For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

        1.1   "Accounts" shall mean, as to each Borrower, all present and future rights of such Borrower to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit, charge or debit card or information contained on or for use with such card.

        1.2   "Accounts Sublimit" shall mean, at any time, the amount equal to $20,000,000, as reduced by any reduction thereof pursuant to Section 2.1(f) hereof.

        1.3   "ACH Transactions" shall mean any overdrafts, cash management or related services, including the automatic clearing house transfer of funds by Lender or any of its Affiliates for the account of any Borrower or any of its Subsidiaries, in each case pursuant to agreements entered into with such Borrower or any of its Subsidiaries.

        1.4   "Act" shall have the meaning set forth in Section 13.8 hereof.

        1.5   "Adjusted Eurodollar Rate" shall mean, with respect to each Interest Period for any Eurodollar Rate Loan comprising part of the same borrowing (including conversions, extensions and renewals), the rate per annum determined by dividing (a) the London Interbank Offered Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, "Reserve Percentage" shall mean for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to Lender. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

        1.6   "Affiliate" shall mean, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds twenty percent (20%) or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds twenty percent (20%) or more of any class of Voting Stock or in which such Person beneficially owns or holds twenty percent (20%) or more of the equity interests and (c) any director or executive officer of such Person; provided, however, that with respect to Borrowers, no portfolio company held by The Carlyle Group shall be considered an "Affiliate" of Borrowers solely because of The Carlyle Group's ownership of such company. For the purposes of this definition, the term "control" (including with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

        1.7   "Bank Products" shall mean any one or more of the following types of services or facilities extended to Borrowers or its Subsidiaries upon Borrowers request by a Bank Product Provider: (a) credit cards, (b) ACH Transactions, (c) Hedging Transactions, and (d) foreign exchange contracts.

        1.8   "Bank Product Providers" shall mean Wachovia and any of its Affiliates.

        1.9   "Bank Product Reserve" shall mean any and all reserves that Lender may establish from time to time with Borrowers' consent for the Bank Products provided by any Bank Product Provider which are then outstanding.

        1.10 "Blocked Accounts" shall have the meaning set forth in Section 6.3 hereof.

        1.11 "Borrowers" shall mean, collectively, the following (together with their respective successors and assigns): (a) Jazz Semiconductor, Inc., a Delaware corporation; (b) Newport Fab, LLC (d/b/a Jazz Semiconductor Operating Company), a Delaware limited liability company; and (c) any other Person that at any time after the date hereof becomes a Borrower; each sometimes being referred to herein individually as a "Borrower".

        1.12 "Borrowing Base" shall mean, at any time, the lesser of:

          (a)   the sum of

            (i)    with respect to Tranche A Loans, the amount equal the difference of (A) eighty-five percent (85%) of the Eligible Accounts of Borrowers, minus (B) Reserves relating to Accounts; plus

            (ii)   with respect to Tranche B Loans, the amount equal to (A) the product of (I) seventy percent (70%) times (II) the "net orderly liquidation value" of the Eligible Equipment of Borrowers determined in a "balanced market", as such balanced market, as of any date of determination, shall be defined in the most recent appraisal of Equipment then received by Lender in accordance with Section 7.4 hereof, minus (B) Reserves other than those set forth in Section 1.12(a)(i) hereof; minus

            (iii)  $5,000,000;

          (b)   one hundred percent (100%) of the "net orderly liquidation value" of Eligible Equipment determined in a "weak market", as such weak market, as of any date of determination, shall be defined in the most recent appraisal of Equipment then received by Lender in accordance with Section 7.4 hereof; or

          (c)   the sum of the Accounts Sublimit plus the Equipment Sublimit.

        1.13 "Borrowing Base Certificate" shall have the meaning given to such term in Section 7.1(a)(ii) hereof.

        1.14 "Business Day" shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of California, the State of New York or the State of North Carolina, and a day on which the Reference Bank and Lender are open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

        1.15 "Capital Expenditures" shall mean the Borrowers' maintenance capital expenditures in the amount of $11,000,000.

        1.16 "Capital Leases" shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a capital lease on the balance sheet of such Person.

        1.17 "Capital Stock" shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

        1.18 "Carlyle Management Agreement" shall mean that certain Carlyle Management Agreement dated as of March 12, 2002, by and between Specialtysemi and TC Group, L.L.C., a Delaware limited liability company.

        1.19 "Cash Equivalents" shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of ninety (90) days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided, that the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers' acceptances with a maturity of ninety (90) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $1,000,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of ninety (90) days or less issued by a corporation (except an Affiliate of any Borrower) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody's Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $1,000,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within ninety (90) days or less from the date of acquisition; provided, that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above; and (g) investments in any Borrower's investment plan as in effect on the Effective Date or as previously disclosed to and approved by Lender.

        1.20 "Change of Control" shall mean (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of any Borrower to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than as permitted in Section 9.7 hereof; (b) the liquidation or dissolution of any Borrower or the adoption of a plan by the stockholders of any Borrower relating to the dissolution or liquidation of such Borrower, other than as permitted in Section 9.7 hereof; (c) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), except for one or more Permitted Holders, of beneficial ownership, directly or indirectly, of twenty percent (20%) of the voting power of the total outstanding Voting Stock of Parent or the Board of Directors of Parent; (d) following any initial public offering of any Borrower, during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of such Borrower (together with any new directors who have been appointed by any Permitted Holder, or whose nomination for election by the stockholders of such Borrower, as the case may be, was approved by a vote of at least sixty-six and two-thirds percent (66 2/3%) of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of such Borrower then still in office; or (e) the failure of Parent to own directly or indirectly one hundred (100%) percent of the voting power of the total outstanding Voting Stock of any other Borrower other than as permitted in Section 9.7 hereof.

        1.21 "Code" shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

        1.22 "Collateral" shall have the meaning set forth in Section 5.1 hereof.

        1.23 "Collateral Access Agreement" shall mean an agreement in writing, in form and substance reasonably satisfactory to Lender, from (a) any lessor of premises to any Borrower where Collateral with a fair market value in excess of $1,000,000 in the aggregate is stored, or (b) any other person (i) to whom any Collateral with a fair market value in excess of $1,000,000 in the aggregate is consigned or (ii) who has custody, control or possession of any such Collateral with a fair market value in excess of $1,000,000 in the aggregate or (iii) is otherwise the owner or operator of any premises on which (A) any financial books and records of any Borrower is located or (B) any Borrower stores, manufactures or fabricates any of such Collateral with a fair market value in excess of $1,000,000 in the aggregate (including, without limitation, as of the Effective Date, the following location: 4321 Jamboree Road, Newport Beach, California 92660), in favor of Lender with respect to such Collateral at such premises or otherwise in the custody, control or possession of such lessor, consignee or other person.

        1.24 "Conexant" shall mean Conexant Systems, Inc., a Delaware corporation.

        1.25 "Conexant Lease Agreements" shall mean collectively: (i) the Half Dome Lease Agreement between Specialtysemi and Conexant dated March 12, 2002, as amended, supplemented or otherwise modified from time to time; and (ii) the El Capitan Lease Agreement between Specialtysemi and Conexant dated March 12, 2002, as amended, supplemented or otherwise modified from time to time.

        1.26 "Consolidated EBITDA" shall mean, with respect to any Person for any period, Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) Consolidated Net Interest Expense of such Person and its Subsidiaries, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including unused line fees and administrative fees and charges with respect to the Credit Facility), (c) depreciation and amortization expense, (d) amortization or impairment of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), (f) any other non-cash charges, expenses or losses, including in relation to earn-outs and similar obligations (except to the extent such charges, expenses or losses represent an accrual of or reserve for cash expenses in any future period or an amortization of a prepaid cash expense paid in a prior period), (g) restructuring and integration costs related to any acquisition transaction or Joint Venture permitted hereby, (h) stock-option based compensation expenses, (i) transaction costs, fees and expenses related to this Agreement, or related to a completed acquisition transaction or a Joint Venture transaction permitted hereby, or related to a potential initial public offering of equity, (j) all fees and expenses paid pursuant to the Management Agreements, only in the event such payments have not actually been made in cash in the most recent fiscal quarter and continue not to be made, (k) the non-cash portion of straight-line rent expense, (l) proceeds from any business interruption insurance (in the case of this clause (l) to the extent not reflected as revenue or income in such statement of such Consolidated Net Income), (m) losses recognized and expenses incurred in connection with the effect of currency and exchange rate fluctuations on intercompany balances and other balance sheet items and (n) cash expenses relating to earn-outs and similar obligations and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income (except to the extent deducted in determining Consolidated Net Interest Expense), (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (iii) any other non-cash income or gains (other than the accrual of revenue in the ordinary course), all as determined on a consolidated basis, (iv) cash payments in connection with "straight-line" rent expense which exceed the amount expensed in respect of such rent expense and (v) gains realized and income accrued in connection with the effect of currency and exchange rate fluctuations on intercompany balances and other balance sheet items.

        1.27 "Consolidated Net Income" shall mean, with respect to any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

        1.28 "Consolidated Net Interest Expense" shall mean, with respect to any Person for any period, (a) total cash interest expense (including that attributable to capital lease obligations) of such Person and its Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries, minus (b) total cash interest income of such Person and its Subsidiaries for such period, in each case determined in accordance with GAAP.

        1.29 "Contribution Agreement" shall mean that certain Contribution Agreement among Specialtysemi, Conexant and Carlyle Capital Investors, L.L.C. dated February 23, 2002, as amended, supplemented and otherwise modified from time to time.

        1.30 "Credit Facility" shall mean the loans and letters of credit provided to or for the benefit of any Borrower pursuant to Sections 2.1 and 2.2 hereof.

        1.31 "Credit Party" shall mean, collectively, each Borrower, each Subsidiary thereof (other than any Foreign Subsidiary, any Joint Venture and Jazz WOFE), and each Obligor.

        1.32 "Customer Concession Reserve" shall mean a Reserve established for concessions made or reasonably expected to be made by any Borrower to its customers consisting of credits other than product returns, which Reserve shall be calculated quarterly based on sales made during the twelve-month period prior to, and ending on, any date of determination and the concessions actually made during such period and to the extent reflected on such Borrower's books and records consistent with its historical practices.

        1.33 "Default" shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

        1.34 "Deposit Account Control Agreement" shall mean an agreement in writing, in form and substance reasonably satisfactory to Lender, by and among Lender, the Borrower with a deposit account (other than any deposit account specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower's salaried employees) at any bank and the bank at which such deposit account is at any time maintained, which provides that such bank will comply with instructions originated by Lender directing disposition of the funds in the deposit account without further consent by such Borrower and has such other terms and conditions as Lender may reasonably require.

        1.35 "Effective Date" shall mean the date hereof.

        1.36 "Eligible Accounts" shall mean Accounts created by each Borrower that in each case satisfy the criteria set forth below as determined by Lender. Accounts shall be Eligible Accounts if:

          (a)   such Accounts arise from the actual and bona fide sale and delivery of goods by such Borrower or rendition of services by such Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

          (b)   such Accounts are not unpaid more than sixty (60) days past due or ninety (90) days after the date of the original invoice for them;

          (c)   such Accounts comply with the terms and conditions contained in Section 7.2(b) of this Agreement;

          (d)   such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

          (e)   the chief executive office of the account debtor with respect to such Accounts is located in the United States of America or Canada (provided, that, at any time promptly upon Lender's request, such Borrower shall either (A) exclude Accounts of an account debtor with its chief executive office or principal place of business in Canada unless any such Account is otherwise reasonably acceptable to Lender (subject to such lending formula with respect thereto as Lender may determine) or (B) execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be required by Lender to perfect the security interests of Lender in those Accounts of an account debtor with its chief executive office or principal place of business in Canada in accordance with the applicable laws of the Province of Canada in which such chief executive office or principal place of business is located and take or cause to be taken such other and further actions as Lender may reasonably request to enable Lender as secured party with respect thereto to collect such Accounts under the applicable Federal or Provincial laws of Canada), or if the chief executive office and principal place of business of the account debtor with respect to such Accounts is located other than in the United States of America or Canada, then if either: (i) the account debtor has delivered to such Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Lender and payable only in the United States of America and in U.S. dollars, sufficient to cover such Account, in form and substance satisfactory to Lender and if required by Lender, the original of such letter of credit has been delivered to Lender or Lender's agent and the issuer thereof, and such Borrower has complied with the terms of Section 5.2(f) hereof with respect to the assignment of the proceeds of such letter of credit to Lender or naming Lender as transferee beneficiary thereunder, as Lender may specify, (ii) such Account is subject to credit insurance payable to Lender issued by an insurer and on terms and in an amount reasonably acceptable to Lender, (iii) such Account is guaranteed in form, manner and substance reasonably satisfactory to Lender by an affiliated entity of such

  Account Debtor located in the U.S., or (iv) such Account is otherwise reasonably acceptable to Lender (subject to such lending formula with respect thereto as Lender may determine);

          (f)    such Accounts do not consist of progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon such Borrower's satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Lender shall have received an agreement in writing from the account debtor, in form and substance reasonably satisfactory to Lender, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

          (g)   the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute, or such counterclaim, defense or dispute is not otherwise reflected in such Borrower's financial statements, or such account debtor is not owed or does not claim to be owed any amounts that may give rise to any right of setoff or recoupment against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by such Borrower to such account debtor or claimed owed by such account debtor shall be deemed Eligible Accounts to the extent that such portion would otherwise be eligible as "Eligible Accounts" pursuant to this Section);

          (h)   there are no facts, events or occurrences which would materially impair the validity, enforceability or collectability of such Accounts;

          (i)    such Accounts are subject to the first priority, valid and perfected security interest of Lender and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement;

          (j)    other than Conexant and any other Person that is an Affiliate of any Borrower because a director or officer of such Person serves as a director of such Borrower, neither the account debtor nor any officer or employee of the account debtor, as applicable, with respect to such Accounts is an officer, employee, agent or other Affiliate of any Borrower;

          (k)   the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Lender's request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner reasonably satisfactory to Lender;

          (l)    there are no proceedings or actions which are pending against the account debtors with respect to such Accounts which could reasonably be expected to result in any material adverse change in any such account debtor's financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding);

          (m)  the aggregate amount of such Eligible Accounts owing by a single account debtor (other than Conexant and Skyworks) do not constitute more than ten percent (10%) of the aggregate amount of all otherwise Eligible Accounts, and such Accounts owing by Conexant do not constitute more than twenty percent (20%) of the aggregate amount of all otherwise Eligible Accounts, and such Accounts owing by Skyworks do not constitute more than forty percent (40%) of the aggregate amount of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of the applicable percentages shall be deemed Eligible Accounts to the extent that such portion would otherwise be eligible as "Eligible Accounts" pursuant to this Section);

          (n)   such Accounts are not owed by an account debtor who has Accounts unpaid more than sixty (60) days past due or ninety (90) days after the original invoice date for them which constitute more than fifty (50%) percent of the total Accounts of such account debtor;

          (o)   the account debtor is not located in a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit such Borrower to seek judicial enforcement in such State of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

          (p)   such Accounts are not non-trade Accounts, including without limitation billings for facility services and repairs; and

          (q)   such Accounts are not Accounts that have been paid or otherwise satisfied by customer deposits, except to the extent in excess of such deposits, maintained by any Borrower.

        Any new criteria for Eligible Accounts may only be established by Lender in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Lender has no notice thereof prior to the date hereof, in either case under clause (i) or (ii) which materially adversely affects or could reasonably be expected to materially adversely affect the Eligible Accounts. Any Accounts that are not Eligible Accounts shall nevertheless be part of the Collateral.

        1.37 "Eligible Equipment" shall mean, as to each Borrower, Equipment of such Borrower used in the ordinary course of such Borrower's business, that in each case satisfy the criteria set forth below as reasonably determined by Lender. Eligible Equipment shall not include: (a) Equipment located outside the United States; (b) items of Equipment that are or have become fixtures other that trade fixtures which are readily removable from the premises on which they are located; (c) leased Equipment; (d) Equipment subject to a lien or security interest of any Person other than Lender except for non-consensual liens or security interests that are permitted under Sections 9.8(b), (c) or (d) hereof; (e) worn-out, obsolete or out-of-service Equipment; (f) Equipment acquired by any Borrower after the date hereof located on or affixed to the Premises (as defined in that certain Landlord Agreement dated as of the date hereof, by and among Parent, Conexant and Lender (the "Conexant Landlord Agreement") with respect to which Equipment the parties to such Conexant Landlord Agreement shall not have agreed upon and delivered a revised Exhibit B to such Conexant Landlord Agreement pursuant to the terms thereof, which revised Exhibit B shall designate such Equipment as added to or included within the definition of "Personal Property" as set forth in the Conexant Landlord Agreement; and (g) any individual items of Equipment with an original cost or purchase price of less than $10,000. Any new criteria for Eligible Equipment may only be established by Lender in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Lender has no notice thereof prior to the date hereof, in either case under clause (i) or (ii) which materially adversely affects or could reasonably be expected to materially adversely affect the Eligible Equipment in the good faith determination of Lender. Any Equipment that is not Eligible Equipment shall nevertheless be part of the Collateral.

        1.38 "Environmental Laws" shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any Borrower and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term "Environmental Laws" includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

        1.39 "Equipment" shall mean, as to each Borrower, all of such Borrower's now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment, computer hardware, computer software (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

        1.40 "Equipment Sublimit" shall mean the amount set forth on Schedule 1.40 with respect to the period set forth opposite such amount.

        1.41 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.

        1.42 "ERISA Affiliate" shall mean any person required to be aggregated with any Borrower or any of its Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

        1.43 "ERISA Event" shall mean (a) any "reportable event", as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than events as to which the requirement of notice has been waived in regulations by the Pension Benefit Guaranty Corporation; (b) the adoption of any amendment to a Pension Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Pension Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any other Credit Party in excess of $1,000,000 and (g) any other event or condition with respect to a Plan including any Pension Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in liability of any Borrower in excess of $1,000,000.

        1.44 "Eurodollar Rate Loans" shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

        1.45 "Event of Default" shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

        1.46 "Excess Availability" shall mean the amount calculated at any date, equal to: (a) the lesser of: (i) the Borrowing Base and (ii) the Maximum Credit, minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations of Borrowers (but not including for this purpose Obligations of

Borrowers arising pursuant to the then outstanding aggregate principal amount of any outstanding Letter of Credit Obligations and Obligations of Borrowers for interest and other amounts not then due and payable), plus (ii) the amount of all Reserves then established and outstanding in respect of Letter of Credit Obligations, plus (iii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of each Borrower which are outstanding more than sixty (60) days past due as of the end of the immediately preceding month (other than trade payables or other obligations being contested or disputed by such Borrower in good faith), plus (iv) without duplication, the amount of checks issued by each Borrower to pay trade payables and other obligations which are more than sixty (60) days past due as of the end of the immediately preceding month (other than trade payables or other obligations being contested or disputed by such Borrower in good faith), but not yet sent.

        1.47 "Exchange Act" shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

        1.48 "Executive Order" shall have the meaning given to such term in Section 9.20 hereof.

        1.49 "Existing Letters of Credit" shall mean, collectively, the letters of credit issued for the account of a Borrower or for which such Borrower is otherwise liable listed on Schedule 1.49 hereto, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

        1.50 "Financing Agreements" shall mean, collectively, this Agreement and all notes, guarantees, security agreements, deposit account control agreements, investment property control agreements, intercreditor agreements and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower or any Obligor in connection with this Agreement.

        1.51 "Fixed Charge Coverage Ratio" shall mean the ratio for the applicable period of (a) Consolidated EBITDA to (b) Consolidated Net Interest Expense plus cash payments for taxes plus the current portion of scheduled debt repayments plus Capital Expenditures.

        1.52 "Foreign Assets Control Regulations" shall have the meaning given to such term in Section 9.20 hereof.

        1.53 "Foreign Subsidiary" shall mean any Subsidiary of any Borrower incorporated or organized under the laws of any jurisdiction other than a state of the United States of America or the District of Columbia.

        1.54 "Funding Bank" shall have the meaning given to such term in Section 3.3(a) hereof.

        1.55 "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Section 9.17 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered to Lender prior to the date hereof.

        1.56 "Guaranty" shall mean a Guaranty and Security Agreement executed by a Subsidiary (other than a Foreign Subsidiary) of any Borrower in favor of Lender and delivered pursuant to Section 9.7(b), Section 9.10(h) or Section 9.10(i) hereof.

        1.57 "Governmental Authority" shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any public entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        1.58 "Hazardous Materials" shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

        1.59 "Hedging Transactions" shall mean (a) any and all rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options, forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transaction, currency options or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, or (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms or conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any other master agreement, as amended, restated, extended, supplemented or otherwise modified in writing from time to time, including but not limited to, any such obligations or liabilities under any such agreement.

        1.60 "Indebtedness" shall mean, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (other than an account payable to a trade creditor (whether or not an Affiliate) incurred in the ordinary course of business of such Person and payable in accordance with customary trade practices); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person which obligations become due prior to the maturity date hereof; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker's acceptances, drafts or similar documents or instruments issued for such Person's account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time, provided that if such indebtedness is not assumed by such Person, the amount of such indebtedness shall be the lesser of the fair market value of the property subject to such lien or encumbrance and the amount of such indebtedness; (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values; (i) indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor as a result of such Person's ownership interest in such entity, except to the extent that the terms of such indebtedness expressly provide that such Person is not liable therefor or such Person has no liability therefor as a matter of law and (j) the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP.

        1.61 "Indemnitee" shall have the meaning given to such term in Section 11.4 hereof.

        1.62 "Information Certificate" shall mean the Information Certificate of Borrowers constituting Exhibit A hereto containing material information with respect to Borrowers, their businesses and assets provided by or on behalf of Borrowers to Lender in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

        1.63 "Intellectual Property" shall mean, as to each Borrower, all of such Borrower's now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, servicemarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing and all applications, registrations and recordings relating to any of the foregoing as may be filed in the United States Copyright Office, the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country or jurisdiction, together with all rights and privileges arising under applicable law with respect to any Borrower's use of any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or servicemark, or the license of any trademark or servicemark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registrations; software and contract rights relating to computer software programs, in whatever form created or maintained.

        1.64 "Interest Period" shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), three (3), or six (6) months duration as Borrowers may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, Borrowers may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

        1.65 "Interest Rate" shall mean,

          (a)   (i) as to Tranche A Loans that are Prime Rate Loans, a rate equal to three quarters of one percent (0.75%) per annum in excess of the Prime Rate, and (ii) as to Tranche B Loans that are Prime Rate Loans, a rate equal to one percent (1.00%) per annum in excess of the Prime Rate,

          (b)   (i) as to Tranche A Loans that are Eurodollar Rate Loans, a rate equal to two and one-half percent (2.50%) per annum in excess of the Adjusted Eurodollar Rate, and (ii) as to Tranche B Loans that are Eurodollar Rate Loans, a rate equal to two and three-quarters percent (2.75%) per annum in excess of the Adjusted Eurodollar Rate (in each case, based on the London Interbank Offered Rate applicable for the Interest Period selected by Borrowers as in effect two (2) Business Days prior to the commencement of the Interest Period, whether such rate is higher or lower than any rate previously quoted to any Borrower).

        1.66 "Inventory" shall mean, as to each Borrower, all of such Borrower's now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by such Borrower as lessor; (b) are held by such Borrower for sale or lease or to be furnished under a contract of service; (c) are furnished by such Borrower under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

        1.67 "Investment Property Control Agreement" shall mean an agreement in writing, in form and substance reasonably satisfactory to Lender, by and among Lender, any Borrower and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of such Borrower, acknowledging that such securities intermediary, commodity intermediary or other person has custody, control or possession of such investment property on behalf of Lender, that it will comply with entitlement orders originated by Lender with respect to such investment property, or other instructions of Lender, and has such other terms and conditions as Lender may reasonably require.

        1.68 "Jazz WOFE" shall mean Jazz Semiconductor (Shanghai) Co., Ltd., a China Wholly Owned Foreign Entity, organized and existing under the laws of China.

        1.69 "Joint Venture" shall mean (a) Operating Company's partnerships with Advanced Semiconductor Manufacturing Corporation, a company organized and existing under the laws of Shanghai PRC, and Hua Hong NEC Electronics Co., Ltd., a company organized and existing under the laws of Shanghai PRC, and (b) following the date hereof, Operating Company's other partnerships or joint ventures with any Person that is not a wholly owned Subsidiary of a Borrower.

        1.70 "Lender" shall mean Wachovia Capital Finance Corporation (Western), a California corporation, and its successors and permitted assigns.

        1.71 "Lenders" shall mean, collectively, the financial institutions who are signatories hereto as Lenders and other Persons made a party to this Agreement as a lender in accordance with Section 13.6 hereof, and their respective successors and permitted assigns.

        1.72 "Lender Payment Account" shall mean account no. 5000000030321 of Lender at Wachovia Bank, National Association or such other account of Lender as Lender may from time to time designate to Borrowers as the Lender Payment Account for purposes of this Agreement.

        1.73 "Letter of Credit Documents" shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk or (b) any collateral security for such obligations.

        1.74 "Letter of Credit Limit" shall mean $4,000,000.

        1.75 "Letter of Credit Obligations" shall mean, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time, plus (b) the aggregate amount of all drawings under Letters of Credit for which the issuer thereof has not at such time been reimbursed.

        1.76 "Letters of Credit" shall mean all letters of credit (whether documentary or stand-by and whether for the purchase of inventory, equipment or otherwise) issued by an issuer for the account of Borrowers pursuant to this Agreement, and all amendments, renewals, extensions or replacements thereof. The issuer of the Letters of Credit shall be, and all references to such issuer herein shall mean, Wachovia Bank, National Association and its successors and assigns or such other bank as Lender may from time to time designate.

        1.77 "License Agreement" and "License Agreements" shall have the meanings set forth in Section 8.11 hereof.

        1.78 "Loans" shall mean the loans now or hereafter made by or on behalf of Lender on a revolving basis pursuant to the Credit Facility (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

        1.79 "London Interbank Offered Rate" shall mean, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, that, if more than one rate is specified on Telerate Page 3750, the applicable rate shall be the arithmetic mean of all such rates. If, for any reason, such rate is not available, the term "London Interbank Offered Rate" shall mean, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

        1.80 "Management Agreements" shall mean, collectively, (a) the Carlyle Management Agreement, and (b) that certain Conexant Management Agreement dated as of March 12, 2002, by and between Specialtysemi and Conexant.

        1.81 "Material Adverse Effect" shall mean a material adverse effect on (a) the financial condition, business, performance or results of operations of Borrowers taken as a whole; (b) the legality, validity or enforceability of this Agreement or any of the other Financing Agreements; (c) the legality, validity, enforceability, perfection or priority of the security interests and liens of Lender upon the Collateral; (d) the Collateral or its value; (e) the ability of any Borrower to perform its obligations under this Agreement or any of the other Financing Agreements as and when to be performed; or (f) the ability of Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of Lender under this Agreement or any of the other Financing Agreements.

        1.82 "Material Contract" shall mean any contract or other agreement (other than the Financing Agreements), whether written or oral, to which any Borrower is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.

        1.83 "Maximum Credit" shall mean the amount equal to $35,000,000, as reduced by any reduction thereof pursuant to Section 2.1(f) hereof.

        1.84 "Multiemployer Plan" shall mean a "multi-employer plan" as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Borrower or any ERISA Affiliate and with respect to which any Borrower, any Obligor or any other Credit Party is reasonably expected to incur any material liability.

        1.85 "New Subsidiary" shall have the meaning given to such term in Section 9.10(i) hereof.

        1.86 "Non-Excluded Taxes" shall have the meaning given to such term in Section 6.4(c) hereof.

        1.87 "Non-U.S. Lender" shall have the meaning given to such term in Section 6.4(e) hereof.

        1.88 "Obligations" shall mean any and all Loans, Letter of Credit Obligations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of the Borrowers to Lender and/or any of their Affiliates, including all obligations arising under or in connection with Bank Products, in each case including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, in each case, arising under this Agreement or any of the other Financing Agreements or on account of any Letter of Credit and all other Letter of Credit Obligations, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to any Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured.

        1.89 "Obligor" shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than any Borrower.

        1.90 "Operating Company" shall mean Newport Fab, LLC (doing business as Jazz Semiconductor Operating Company), a Delaware limited liability company, and its successors and assigns.

        1.91 "Other Taxes" shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

        1.92 "Parent" shall mean Jazz Semiconductor, Inc., a Delaware corporation, and its successors and assigns.

        1.93 "Pension Plan" shall mean a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Borrower sponsors, maintains, or to which any Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions, other than a Multiemployer Plan and with respect to which any Borrower, any Obligor or any other Credit Party is reasonably expected to incur any material liability.

        1.94 "Permits" shall have the meaning given to such term in Section 8.7(b) hereof.

        1.95 "Permitted Holders" shall mean the persons listed on Schedule 1.95 hereto, Affiliates thereof and their respective successors and assigns.

        1.96 "Person" or "person" shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

        1.97 "Plan" shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) which any Borrower sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years and with respect to which any Borrower, any Obligor or any other Credit Party is reasonably expected to incur any material liability.

        1.98 "Prime Rate" shall mean the rate from time to time publicly announced by Wachovia Bank, National Association, or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank.

        1.99 "Prime Rate Loans" shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

        1.100 "Qualified Cash" shall mean, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Borrowers and their respective Subsidiaries that is in deposit accounts or in securities accounts or investment property accounts, or any combination thereof, and each of which deposit accounts or securities accounts or investment property accounts is subject to the first priority lien of Lender pursuant to a Deposit Account Control Agreement or Investment Property Control Agreement, as applicable, and not otherwise encumbered other than by the banker's lien or right of offset of the bank or securities intermediary or commodity intermediary at which such account is located, and is maintained by a branch office of the bank or securities intermediary or commodity intermediary located within the United States, and is set forth on Schedule 1.100 (as such Schedule may be updated from time to time upon the opening of any such account in accordance with Section 5.2(d) or Section 5.2(e), as applicable); provided, that "Qualified Cash" shall not include any such amount of unrestricted cash and Cash Equivalents that is (a) in any such accounts or combination thereof (i) specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower's or any such Subsidiary's salaried employees, or (ii) that are operating, overnight or other accounts, the amounts in which are subject to being debited in order to honor or otherwise satisfy checks written or issued thereon, but only to the extent checks actually have been written in respect of such amounts, and (b) in any Blocked Account to the extent such amounts have been applied against the Loans pursuant to Section 6.3(b) hereof; and further provided, that "Qualified Cash" shall only include such amounts of unrestricted cash and Cash Equivalents for which Borrowers have provided evidence thereof with respect to such accounts to Lender, which evidence shall be reasonably satisfactory to Lender.

        1.101 "Real Property" shall mean, as to any Borrower, all now owned and hereafter acquired real property of such Borrower, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

        1.102 "Receivables" shall mean all of the following now owned or hereafter arising or acquired property of each Borrower: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of such Borrower; (d) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to any Borrower or otherwise in favor of or delivered to any Borrower in connection with any Account; or (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to any Borrower, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by any Borrower or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of any Borrower) or otherwise associated with any Accounts, Inventory or general intangibles of any Borrower (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to any Borrower in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to any Borrower from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which any Borrower is a beneficiary).

        1.103 "Records" shall mean, as to each Borrower, all of such Borrower's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of any Borrower with respect to the foregoing maintained with or by any other person).

        1.104 "Reference Bank" shall mean Wachovia Bank, National Association, or such other bank as Lender may from time to time designate.

        1.105 "Renewal Date" shall have the meaning set forth in Section 13.1(a) hereof.

        1.106 "Required Lenders" shall mean, at any time, those Lenders whose pro rata share of the obligations to make Loans and/or issue Letters of Credit, as the case may be, pursuant to Section 2 hereof aggregate at least fifty and one tenth of one percent (50.1%) of all such obligations, or if such obligations shall have been terminated or have otherwise expired, Lenders to whom at least fifty and one tenth of one percent (50.1%) of the then outstanding Obligations are owing.

        1.107 "Reserves" shall mean as of any date of determination, such amounts as Lender may from time to time establish and revise in good faith reducing the amount of Loans and Letters of Credit which would otherwise be available to Borrowers under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Lender in good faith, materially adversely affect, or would have a reasonable likelihood of materially adversely affecting, (i) the Collateral constituting Accounts or Equipment, its value or the amount that would reasonably be likely to be received by Lender from the sale or other disposition or realization upon such Collateral, or (ii) the security interests and other rights of Lender in the Collateral constituting Accounts or Equipment (including the enforceability, perfection and priority thereof) or (b) to reflect Lender's good faith belief that any collateral report relating to Accounts or Equipment furnished by or on behalf of any Borrower or any Obligor to Lender is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect outstanding Letters of Credit as provided in Section 2.2 hereof or (d) in respect of any state of facts which Lender determines in good faith constitutes a Default or an Event of Default. Without limiting the generality of the foregoing, Reserves may, at Lender's option, be established to reflect: (A) dilution with respect to the Accounts (based on the ratio of the aggregate amount of non-cash reductions in Accounts, other than reductions specifically reserved in Customer Concession Reserves, for any period to the aggregate dollar amount of the sales of such Borrower for such period) as calculated by Lender for any period is or is reasonably anticipated to be greater than five percent (5%); (B) except as provided in the Customer Concession Reserve, returns, discounts, claims, credits and allowances of any nature that are not paid pursuant to the reduction of Accounts; (C) amounts past due to owners and lessors of premises where any Collateral is located, other than for those locations where Lender has received a Collateral Access Agreement that Lender has accepted in writing; (D) the Customer Concession Reserve; (E) the Sales Return Reserve; (F) the Bank Products Reserve; and (G) any other Reserve, including without limitation any Reserve for deferred revenue to the extent reserved by any Borrower on its books and records consistent with its historical practices. The amount of any Reserve established by Lender shall have a reasonable relationship to the event, condition, Event of Default or other matter which is the basis for such reserve as determined by Lender in good faith. To the extent Lender may revise the lending formulas used to determine the Borrowing Base or establish new criteria (with respect to new information, circumstances or facts) or revise existing criteria for Eligible Accounts or Eligible Equipment so as to address any circumstances, condition, event or contingency in a manner satisfactory to Lender, Lender shall not establish a Reserve for the same purpose or a Reserve that is otherwise duplicative of any other Reserve or change in criteria.

        1.108 "Sales Return Reserve" shall mean a Reserve established for potential future returned sale items to Borrower, which Reserve shall be calculated quarterly based on returns made during the twelve-month period prior to, and ending on, any date of determination and to the extent reflected on such Borrower's books and records consistent with its historical practices.

        1.109 "SiGe Technology License Agreements" shall mean collectively: (i) IP License Agreement between Specialtysemi, Operating Company and Conexant dated March 12, 2002, as amended, supplemented or otherwise modified from time to time; (ii) Transferred IP License Agreement between Specialtysemi, Operating Company and Conexant dated March 12, 2002, as amended, supplemented or otherwise modified from time to time; and (iii) License Agreement between Parent and Conexant dated as of July 2, 2004.

        1.110 "Skyworks" shall mean Skyworks Solutions, Inc., a Delaware corporation.

        1.111 "Solvent" shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

        1.112 Specialtysemi" shall mean Specialtysemi, Inc., a Delaware corporation (now named "Jazz Semiconductor, Inc.").

        1.113 "Subsidiary" or "subsidiary" shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

        1.114 "Subsidiary Investment" shall have the meaning given to such term in Section 9.10(i) hereof.

        1.115 "Target" shall have the meaning given to such term in Section 9.10(i) hereof.

        1.116 "Trading With the Enemy Act" shall have the meaning given to such term in Section 9.20 hereof.

        1.117 "Tranche A Loans" shall have the meaning set forth in Section 2.1(a).

        1.118 "Tranche B Loans" shall have the meaning set forth in Section 2.1(b).

        1.119 "UCC" shall mean the Uniform Commercial Code as in effect in the State of California, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of California on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Lender may otherwise determine).

        1.120 "U.S." or "United States" shall mean the United States of America.

        1.121 "voidable transfers" shall have the meaning set forth in Section 12.9.

        1.122 "Voting Stock" shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

        1.123 "Wachovia" shall mean Wachovia Capital Finance Corporation (Western), a California corporation, in its individual capacity, and its successors and assigns.

        1.124 "Wafer Supply Agreements" shall mean, collectively, (a) that certain Wafer Supply and Services Agreement dated as of March 30, 2002, by and between Conexant and Specialtysemi, and (b) that certain Wafer Supply and Services Agreement dated as of May 2, 2003 by and between Parent and

Skyworks and that certain Amendment One to the Wafer Supply and Services Agreement dated as of May 2, 2003 by and between Parent and Skyworks, and each of them a "Wafer Supply Agreement".

SECTION 2. CREDIT FACILITIES

        2.1    Loans.

          (a)   Subject to and upon the terms and conditions contained herein, Lender agrees to make revolving loans (each such loan, a "Tranche A Loan" and collectively, the "Tranche A Loans") to Borrowers from time to time on any Business Day on or after the Effective Date in amounts requested by Borrowers up to an aggregate amount at any time not to exceed the Accounts Sublimit at such time.

          (b)   Subject to and upon the terms and conditions contained herein, Lender agrees to make revolving loans (each such loan, a "Tranche B Loan" and collectively, the "Tranche B Loans") to Borrowers from time to time on any Business Day on or after the Effective Date in amounts requested by Borrowers up to an aggregate amount at any time not to exceed the Equipment Sublimit at such time; provided, however, that Lender shall not be required to fund or make any Tranche B Loans at any time unless and until the Borrowers have borrowed the maximum amount of Tranche A Loans available to be borrowed at such time pursuant to Sections 2.1(a) and 2.1(c).

          (c)   Loans made under this Agreement shall first be allocated as Tranche A Loans up to the amount equal to the lesser of (i) the Borrowing Base applicable to Tranche A Loans (without giving effect to the subtraction of the amount set forth in clause (iii) of the definition of "Borrowing Base") and (ii) the Accounts Sublimit, and thereafter allocated as Tranche B Loans up to the amount equal to the lesser of (i) the Borrowing Base applicable to Tranche B Loans (without giving effect to the subtraction of the amount set forth in clause (iii) of the definition of "Borrowing Base") and (ii) the Equipment Sublimit. As the Borrowing Base and its components change from time to time pursuant to the terms hereof, the Loans shall be reallocated as necessary pursuant to any such change to ensure that the Tranche A Loans shall be fully utilized by Borrowers as provided in this Section 2.1 prior to the allocation of any Loans as Tranche B Loans.

          (d)   Except in Lender's discretion, the aggregate amount of the Loans and the Letter of Credit Obligations outstanding at any time shall not exceed the Maximum Credit.

          (e)   At no time shall, (i) the aggregate amount of the outstanding Loans and the Letter of Credit Obligations exceed the Maximum Credit or the aggregate Borrowing Base, or (ii) the aggregate principal amount of outstanding Tranche A Loans exceed either (A) the Borrowing Base based on Eligible Accounts or (B) the Accounts Sublimit, or (iii) the aggregate principal amount of outstanding Tranche B Loans and Letter of Credit Obligations exceed either (A) the Borrowing Base based on Eligible Equipment or (B) the Equipment Sublimit. If any of the events set forth in clauses (i), (ii) or (iii) of this Section 2.1(e) shall have occurred, such event shall not limit, waive or otherwise affect any rights of Lender in such circumstances or on any future occasions, and Borrowers shall, upon demand by Lender, which may be made at any time or from time to time, promptly repay to Lender, or reallocate as provided in Section 2.1(c) above, the entire amount of any such excess that results from the occurrence of any such event for which payment is demanded.

          (f)    By providing ten (10) Business Days' written notice to Lender, Borrowers may request that the amount set forth in the definition of "Maximum Credit" hereof be reduced in an amount or amounts which shall not cause such amount set forth in such definition to be less than $20,000,000, which reduction shall be in increments of no less than $5,000,000; provided, that no Default or Event of Default shall have occurred and be continuing prior to or after giving effect to any such reduction; and further provided, that Borrowers may not make any such request more than two (2) times per year. Upon giving effect to such reduction, the amount set forth in the definition of "Accounts Sublimit" shall be reduced pro rata with such reduction.

        2.2    Letters of Credit.

          (a)   Subject to and upon the terms and conditions contained herein and in the Letter of Credit Documents, at the request of Borrowers, Lender agrees to provide or arrange for the account of Borrowers one or more Letters of Credit containing terms and conditions acceptable to Lender and the issuer thereof.

          (b)   Borrowers shall give Lender three (3) Business Days' prior written notice of its request for the issuance of a Letter of Credit. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit requested, the effective date (which date shall be a Business Day and in no event shall be a date less than ten (10) days prior to the end of the then current term of this Agreement) of issuance of such requested Letter of Credit, whether such Letter of Credit may be drawn in a single or in partial draws, the date on which such requested Letter of Credit is to expire (which date shall be a Business Day and shall not be more than one year from the date of issuance), the purpose for which such Letter of Credit is to be issued, and the beneficiary of the requested Letter of Credit. Borrowers shall attach to such notice the proposed terms of the Letter of Credit. The renewal or extension of any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

          (c)   In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit shall be available unless each of the following conditions precedent have been satisfied in a manner reasonably satisfactory to Lender: (i) Borrowers shall have delivered to the proposed issuer of such Letter of Credit at such times and in such manner as such proposed issuer may require, an application, in form and substance reasonably satisfactory to such proposed issuer and Lender, for the issuance of the Letter of Credit and such other Letter of Credit Documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit shall be reasonably satisfactory to Lender and such proposed issuer; (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed issuer of such Letter of Credit refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit; (iii) after giving effect to the issuance of such Letter of Credit, the Letter of Credit Obligations shall not exceed the Letter of Credit Limit; and (iv) the Excess Availability, prior to giving effect to any Reserves with respect to such Letter of Credit, on the date of the proposed issuance of any Letter of Credit, shall be equal to or greater than an amount equal to one hundred percent (100%) of the Letter of Credit Obligations with respect thereto. Effective on the issuance of each Letter of Credit, a Reserve shall be established in the amount set forth in Section 2.2(c)(iv).

          (d)   Except in Lender's discretion, the amount of all outstanding Letter of Credit Obligations shall not at any time exceed the Letter of Credit Limit.

          (e)   Borrowers shall reimburse immediately the issuer of a Letter of Credit for any draw under any Letter of Credit issued for the account of Borrowers by such issuer and pay such issuer the amount of all other charges and fees payable to such issuer in connection with any Letter of Credit issued for the account of Borrowers immediately when due, irrespective of any claim, setoff, defense or other right which Borrowers, or any of them, may have at any time against such issuer or any other Person. Each drawing under any Letter of Credit or other amount payable in connection therewith when due shall constitute a request by Borrowers to Lender for a Prime Rate Loan in the amount of such drawing or other amount then due. The date of such Loan shall be the date of the drawing or as to other amounts, the due date therefor. Any payments made by or on behalf of Lender to an issuer and/or related parties in connection with any Letter of Credit shall constitute additional Loans to Borrowers pursuant to this Section 2.

          (f)    Borrowers shall indemnify and hold Lender harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Lender may suffer or incur in connection with any Letter of Credit and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit, except for such losses, claims, damages, liabilities, costs or expenses that are a direct result of the gross negligence or willful misconduct of Lender. Each Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit and for such purposes the drawer or beneficiary shall be deemed such Borrower's agent. Each Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit or any documents, drafts or acceptances thereunder. Each Borrower hereby releases and holds Lender harmless from and against any acts, waivers, errors, delays or omissions, with respect to or relating to any Letter of Credit, except for the gross negligence or willful misconduct of Lender. The provisions of this Section 2.2(f) shall survive the payment of Obligations and the termination of this Agreement.

          (g)   In connection with Inventory purchased pursuant to any Letter of Credit, Borrowers shall, at Lender's request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Lender holds a security interest that upon Lender's request, such items are to be delivered to Lender and/or subject to Lender's order, and if they shall come into any Borrower's possession, to deliver them, upon Lender's request, to Lender in their original form. Except as otherwise provided herein, Lender shall not exercise such right to request such items so long as no Event of Default shall exist or have occurred and be continuing. Except as Lender may otherwise specify, Borrowers shall designate Lender or the issuer of the Letter of Credit related thereto, as the consignee on all bills of lading and other negotiable and non-negotiable documents.

          (h)   Each Borrower hereby irrevocably authorizes and directs any issuer of a Letter of Credit to name such Borrower as the account party therein and to deliver to Lender all instruments, documents and other writings and property received by issuer pursuant to the Letter of Credit and to accept and rely upon Lender's instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the Letter of Credit Documents with respect thereto. Nothing contained herein shall be deemed or construed to grant any Borrower any right or authority to pledge the credit of Lender in any manner. Lender shall have no liability of any kind with respect to any Letter of Credit provided by an issuer other than Lender unless Lender has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit. Borrowers shall be bound by any reasonable interpretation made in good faith by Lender, or any other issuer or correspondent under or in connection with any Letter of Credit or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of any Borrower.

          (i)    So long as no Event of Default exists or has occurred and is continuing, any Borrower may, after notice to Lender, (i) approve or resolve any questions of non-compliance of documents, (ii) give any instructions as to acceptance or rejection of any documents or goods, (iii) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and (iv) with Lender's consent, grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the Letter of Credit Documents.

          (j)    At any time an Event of Default exists or has occurred and is continuing, Lender shall have the right and authority to, and none of the Borrowers shall, without the prior written consent of Lender, (i) approve or resolve any questions of non-compliance of documents, (ii) give any instructions as to acceptance or rejection of any documents or goods, (iii) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, (iv) grant any extensions of the maturity of, time of payments for, or time of presentation of, any drafts, acceptances, or documents, and (v) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the Letter of Credit Documents. Lender may take such actions either in its own name or in any Borrower's name.

          (k)   Any rights, remedies, duties or obligations granted or undertaken by any Borrower to any issuer or correspondent in any application for any Letter of Credit, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit, shall be deemed to have been granted or undertaken by such Borrower to Lender. Any duties or obligations undertaken by Lender to any issuer or correspondent in any application for any Letter of Credit, or any other agreement by Lender in favor of any issuer or correspondent relating to any Letter of Credit, shall be deemed to have been undertaken by Borrowers to Lender and to apply in all respects to Borrowers.

SECTION 3. INTEREST AND FEES

        3.1    Interest.

          (a)   Borrowers shall pay to Lender, (i) interest on the outstanding principal amount of the Tranche A Loans at the Interest Rate applicable to Tranche A Loans and (ii) interest on the outstanding principal amount of the Tranche B Loans at the Interest Rate applicable to Tranche B Loans. All interest accruing hereunder on and after the date of any Event of Default and during the continuation thereof or termination hereof shall be payable on demand.

          (b)   Borrowers may from time to time request Eurodollar Rate Loans or may request that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from Borrowers shall be received at least three (3) Business Days prior to the end of the applicable Interest Period and shall specify the amount of the Eurodollar Rate Loans or the amount of the Prime Rate Loans to be converted to Eurodollar Rate Loans or the amount of the Eurodollar Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, after receipt by Lender of such a request from Borrowers and after the end of the applicable Interest Period, such Eurodollar Rate Loans shall be made or Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Default or Event of Default shall exist or have occurred and be continuing, (ii) no party hereto shall have sent any notice of termination of this Agreement, (iii) Borrowers shall have complied with such customary procedures as are established by Lender and specified by Lender to Borrowers from time to time for requests by Borrowers for Eurodollar Rate Loans, (iv) no more than four (4) Interest Periods may be in effect at any one time, (v) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $3,000,000 or an integral multiple of $250,000 in excess thereof, (vi) the maximum amount of the Eurodollar Rate Loans in the aggregate at any time requested by Borrowers shall not exceed the amount equal to the lowest principal amount of the Loans which it is anticipated will be outstanding during the applicable Interest Period, in each case as determined by Borrower in good faith, and (vii) Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Lender through the Reference Bank and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrowers. Any request by Borrowers for Eurodollar Rate Loans or to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Lender and Reference Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Lender and Reference Bank had purchased such deposits to fund the Eurodollar Rate Loans.

          (c)   Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Lender has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at Lender's option, upon notice by Lender to Borrowers, be subsequently converted to Prime Rate Loans upon termination of this Agreement. Borrowers shall pay to Lender, upon demand by Lender (or Lender may, at its option, charge any loan account of any Borrower) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing other than any such conversion as set forth in the first sentence of this subsection (c).

          (d)   Interest shall be payable by Borrowers to Lender monthly in arrears not later than the first day of each calendar month commencing on February 1, 2006 and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by Borrowers to Lender exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

        3.2    Fees.

          (a)   Borrowers shall pay to Lender, monthly, an unused line fee at a rate equal to three-eighths of one percent (0.375%) per annum calculated upon the amount by which (i) the lesser of (A) $35,000,000, as reduced by any reduction thereof pursuant to Section 2.1(f) hereof, or (B) the sum of the Accounts Sublimit plus the Equipment Sublimit, exceeds (ii) the average daily principal balance of the outstanding Loans and Letters of Credit during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

          (b)   In the case of letters of credit, Borrowers shall pay to Lender, a fee at a rate equal to one and one-quarter percent (1.25%) per annum on the average daily maximum amount available to be drawn under all of such Letters of Credit for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, computed for each day from the date of issuance to the date of expiration. Such letter of credit fees shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligations of Borrowers to pay such fee shall survive the termination or non-renewal of this Agreement. In addition to the letter of credit fees provided above, Borrowers shall pay to the issuer of any Letter of Credit the customary charges from time to time of such issuer with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit.

          (c)   Borrowers shall pay to Lender a closing and underwriting fee in the amount equal to $350,000, which fee shall be earned and payable in full on the Effective Date.

          (d)   Borrowers shall pay to Lender quarterly a servicing fee in an amount equal to $5,000 in respect of Lender's services for each quarter (or any part thereof) while this Agreement remains in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be fully earned as of and payable in advance on the date hereof and on the first day of each quarter hereafter commencing with January 1, 2006.

        3.3    Changes in Laws and Increased Costs of Loans.

          (a)   If after the date hereof, either (i) any change in, or in the interpretation of, any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to Lender or any banking or financial institution from whom Lender borrows funds or obtains credit (a "Funding Bank"), or (ii) a Funding Bank or Lender complies with any future guideline or request from any central bank or other Governmental Authority in effect after the date hereof or (iii) a Funding Bank or Lender determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, in each case, as in effect after the date hereof, has or would have the effect described below, or a Funding Bank or Lender complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, in each case, as in effect after the date hereof, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on Lender's capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank's or Lender's policies with respect to capital adequacy) by an amount deemed by Lender to be material, and the result of any of the foregoing events described in clauses (i), (ii) or (iii) is or results in an increase in the cost to Lender of funding or maintaining the Loans or the Letters of Credit, then Borrowers shall from time to time within 30 days of receipt of a reasonably detailed written invoice therefor pay to Lender additional amounts sufficient to indemnify Lender against such increased cost on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified). A certificate as to the amount of such increased cost shall be submitted to Borrowers by Lender and shall be presumptively correct, absent manifest error.

          (b)   If prior to the first day of any Interest Period, (i) Lender shall have determined in good faith (which determination shall be presumptively correct) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period, (ii) Lender determines that the Adjusted Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to Lender of making or maintaining Eurodollar Rate Loans during such Interest Period, or (iii) Dollar deposits in the principal amounts of the Eurodollar Rate Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, Lender shall give telecopy or telephonic notice thereof to Borrowers as soon as practicable thereafter, and will also give prompt written notice to Borrowers when such conditions no longer exist. If such notice is given (A) any Eurodollar Rate Loans requested to be made on the first day of such Interest Period shall be made as Prime Rate Loans, (B) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Rate Loans shall be converted to or continued as Prime Rate Loans and (C) each outstanding Eurodollar Rate Loan shall be converted, on the last day of the then-current Interest Period thereof, to Prime Rate Loans. Until such notice has been withdrawn by Lender, no further Eurodollar Rate Loans shall be made or continued as such, nor shall Borrowers have the right to convert Prime Rate Loans to Eurodollar Rate Loans.

          (c)   Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof, in each case, occurring after the date hereof shall make it unlawful for Lender to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (i) Lender shall promptly give written notice of such circumstances to Borrowers (which notice shall be withdrawn whenever such circumstances no longer exist), (ii) the commitment of Lender hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such and convert Prime Rate Loans to Eurodollar Rate Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for Lender to make or maintain Eurodollar Rate Loans, Lender shall then have a commitment only to make a Prime Rate Loan when a Eurodollar Rate Loan is requested and (iii) Lender's Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Prime Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrowers shall pay to Lender such amounts, if any, as may be required pursuant to Section 3.3(d) below.

          (d)   Borrowers shall indemnify Lender and to hold Lender harmless from any loss or expense which Lender may sustain or incur as a consequence of (i) default by Borrowers in making a borrowing of, conversion into or extension of Eurodollar Rate Loans after Borrowers have given a notice requesting the same in accordance with the provisions of this Agreement, (ii) default by Borrowers in making any prepayment of a Eurodollar Rate Loan after Borrowers have given a notice thereof in accordance with the provisions of this Agreement, and (iii) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto. With respect to Eurodollar Rate Loans, such indemnification may include an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Rate Loans provided for herein over (B) the amount of interest (as determined by Lender) which would have accrued to Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. This covenant shall survive the termination or non-renewal of this Agreement and the payment of the Obligations.

SECTION 4. CONDITIONS PRECEDENT

        4.1    Conditions Precedent to Initial Loans and Letters of Credit.    The obligation of Lender to make the initial Loans or to arrange or provide for the initial Letters of Credit hereunder is subject to the satisfaction of, or waiver of, immediately prior to or concurrently with the Effective Date of each of the following conditions precedent:

          (a)   all requisite corporate or limited liability company action and proceedings in connection with this Agreement and the other Financing Agreements shall be reasonably satisfactory in form and substance to Lender, and Lender shall have received records of requisite corporate or limited liability company action and proceedings which Lender may have requested in connection therewith, such documents where requested by Lender or its counsel to be certified by appropriate corporate or limited liability company officers or Governmental Authority (and including a copy of the certificate of incorporation or certificate of formation, as the case may be, of each Borrower certified by the Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete corporate or limited liability company name of such Borrower as is set forth herein and such document as shall set forth the organizational identification number of such Borrower, if one is issued in its jurisdiction of incorporation or formation);

          (b)   no material adverse change shall have occurred in the assets or business of Borrowers taken as a whole since the date of Lender's latest field examination (not including for this purpose the field review referred to in clause (c) below);

          (c)   Lender shall have completed a field review of the Records and such other information with respect to the Collateral as Lender may require to determine the amount of Loans available to Borrowers (including, without limitation, current agings of receivables and/or roll-forwards of Accounts through the date of closing, together with such supporting documentation as may be necessary or appropriate, and other documents and information that will enable Lender to accurately identify and verify the Collateral), the results of which in each case shall be satisfactory to Lender, not more than ten (10) Business Days prior to the date hereof or such earlier date as Lender may agree;

          (d)   Lender shall have received the Collateral Access Agreements, duly executed and delivered by the parties thereto;

          (e)   the sum of the Excess Availability as determined by Lender, as of the date hereof, plus Qualified Cash shall be not less than $30,000,000 after giving effect to the initial Loans made or to be made and Letters of Credit issued or to be issued in connection with the initial transactions hereunder and the payment of all fees and expenses with respect thereto;

          (f)    Lender shall have received, in form and substance satisfactory to Lender, Deposit Account Control Agreements by and among Lender, each Borrower, as the case may be, and each bank where such Borrower has a deposit account (other than any deposit account specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower's salaried employees), in each case, duly authorized, executed and delivered by such bank and such Borrower, as the case may be;

          (g)   Lender shall have received evidence, in form and substance satisfactory to Lender, that Lender has a valid perfected first priority security interest in all of the Collateral;

          (h)   (i) Lender shall have received and reviewed lien and judgment search results for the jurisdiction of organization of each Borrower, the jurisdiction of the chief executive office of each Borrower and all jurisdictions in which assets of each Borrower are located, which search results shall be in form and substance satisfactory to Lender; and (ii) Lender shall have received, in form and substance reasonably satisfactory to Lender, all releases, terminations and such other documents as Lender may request to evidence and effectuate the termination by all secured parties, with a lien or security interest on any Collateral with priority over the security interest of Lender granted hereby, of their respective financing arrangements with Borrowers or any Borrower, as the case may be, and the termination and release by it or them, as the case may be, of any interest in and to any assets and properties of Borrowers or such Borrower and each Obligor, duly authorized, executed and delivered by it or each of them, including, but not limited to, (A) UCC termination statements for all UCC financing statements previously filed by it or any of them or their predecessors, as secured party and Borrowers, any Borrower or any Obligor, as the case may be, as debtor; and (B) satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by Borrowers, any Borrower or any Obligor, as the case may be, in favor of it or any of them, in form acceptable for recording with the appropriate Governmental Authority;

          (i)    Lender shall have received evidence of insurance and loss payee endorsements required hereunder, in form and substance reasonably satisfactory to Lender, and certificates of insurance policies and/or endorsements naming Lender as loss payee;

          (j)    Lender shall have received, in form and substance reasonably satisfactory to Lender, such opinion letters of counsel to Borrowers with respect to the Financing Agreements and such other matters as Lender may reasonably request;

          (k)   Lender shall have received payment of the fees and commissions due under this Agreement through the date of the initial Loans or Letters of Credit and, to the extent invoiced, expenses incurred by Lender through such date and required to be paid by the Borrowers under Section 9.22 hereof, including all legal expenses, to the extent invoiced, incurred through the date of this Agreement; and

          (l)    Lender shall have received an Investment Property Control Agreement with respect to any investment account, securities account, commodity account or other similar account existing on the date hereof held by or in the name of any Borrower, duly executed and delivered by the parties thereto;

          (m)  this Agreement and the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Lender and shall be effective on or before January 6, 2006.

        4.2    Conditions Precedent to All Loans and Letters of Credit.    The obligation of Lender to make any of the Loans, including the initial Loans, or to arrange or provide for any Letter of Credit, including the initial Letters of Credit, is subject to the further satisfaction of, or waiver of, immediately prior to or concurrently with the making of each such Loan or the issuance of such Letter of Credit of each of the following conditions precedent:

          (a)   all representations and warranties contained herein and in the other Financing Agreements shall be true and correct, in all material respects, with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate, in all material respects, on and as of such earlier date);

          (b)   no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit or restrain the making of the Loans or providing the Letters of Credit;

          (c)   no event or condition shall exist or have occurred and be continuing since December 31, 2004 that has a reasonable likelihood of creating or resulting in a Material Adverse Effect; and

          (d)   no Default or Event of Default shall exist or have occurred and be continuing since the Effective Date and on and as of the date of the making of such Loan or providing each such Letter of Credit and after giving effect thereto.

SECTION 5. GRANT AND PERFECTION OF SECURITY INTEREST

        5.1    Grant of Security Interest.    To secure payment and performance of all Obligations, each Borrower hereby grants to Lender, a continuing security interest in, and a lien upon, all personal property and fixtures, and interests in personal property and fixtures, of such Borrower, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Lender, collectively, the "Collateral"), including:

          (a)   all Accounts;

          (b)   all general intangibles, including, without limitation, all Intellectual Property;

          (c)   all goods, including, without limitation, Inventory and Equipment;

          (d)   all fixtures;

          (e)   all chattel paper, including, without limitation, all tangible and electronic chattel paper;

          (f)    all instruments, including, without limitation, all promissory notes;

          (g)   all documents;

          (h)   all deposit accounts (other than deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower's salaried employees);

          (i)    all letters of credit, banker's acceptances and similar instruments and including all letter-of-credit rights;

          (j)    all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

          (k)   all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts); provided, that with respect to the Capital Stock of any Foreign Subsidiary of such Borrower, the amount of such Capital Stock of such Foreign Subsidiary included as Collateral hereunder shall be limited to 65% of the Capital Stock of such Subsidiary; and (ii) monies, credit balances, deposits and other property of such Borrower now or hereafter held or received by or in transit to Lender or its Affiliates or at any other depository or other institution from or for the account of any Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

          (l)    all commercial tort claims, including, without limitation, those identified in the Information Certificate;

          (m)  to the extent not otherwise described above, all Receivables;

          (n)   all Records; and

          (o)   all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

        Notwithstanding the foregoing, "Collateral" shall not include any lease, license, permit, contract, property right or agreement to which any Borrower is a party or under which any Borrower has any right or interest (including any Intellectual Property or Equipment of such Borrower that is the subject of such lease, license, permit, contract, property right or agreement) if and only for so long as the grant of a security interest hereunder shall constitute or result in a breach, termination or default under any such lease, license, permit, contract, property right or agreement (other than to the extent that any such term would be rendered ineffective under Sections 9406, 9407, 9408 or 9409 of the UCC or any other applicable law or principle of equity); provided, however, that such security interest shall attach immediately to any portion of such lease, license, permit, contract, property right or agreement that does not result in any of the consequences specified above in this paragraph.

        5.2    Perfection of Security Interests.

          (a)   Each Borrower irrevocably and unconditionally authorizes Lender (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Lender or its designee as the secured party and such Borrower as debtor, as Lender may require, and including any other information with respect to such Borrower or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as may be necessary to perfect the security interest granted herein, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Each Borrower hereby ratifies and approves all financing statements naming Lender or its designee as secured party and such Borrower, as the case may be, as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Lender prior to the date hereof and ratifies and confirms the authorization of Lender to file such financing statements (and amendments, if any). Each Borrower hereby authorizes Lender to adopt on behalf of such Borrower any symbol required for authenticating any electronic filing. In the event that the description of the collateral in any financing statement naming Lender or its designee as the secured party and any Borrower as debtor includes assets and properties of such Borrower that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such Borrower to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral, and each Borrower authorizes Lender to file a financing statement with a collateral description of "all assets" or "all personal property". Except as otherwise provided in this Agreement with respect to Lender's obligations to provide releases of Collateral or termination statements, in no event shall any Borrower at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Lender or its designee as secured party and such Borrower as debtor.

          (b)   None of the Borrowers has any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower shall be entitled to or shall receive any chattel paper or instrument after the date hereof, Borrowers shall promptly notify Lender thereof in writing. Promptly upon the receipt thereof by or on behalf of any Borrower (including by any agent or representative), such Borrower shall deliver, or cause to be delivered to Lender, prior to the occurrence of an Event of Default, all tangible chattel paper and instruments with a face value in excess of $250,000 individually or $500,000 in the aggregate that such Borrower has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Lender may from time to time specify, in each case except as Lender may otherwise agree; provided, that, upon the occurrence and continuation of an Event of Default, all such chattel paper and instruments (without regard to the face value thereof) and instruments of transfer or assignment shall be delivered to Lender. At Lender's option, each Borrower shall, or Lender may at any time on behalf of any Borrower, cause the original of any such instrument or chattel paper with a face value in excess of $250,000 individually or $500,000 in the aggregate to be conspicuously marked in a form and manner acceptable to Lender with the following legend referring to chattel paper or instruments as applicable: "This [chattel paper][instrument] is subject to the security interest of

  Wachovia Capital Finance Corporation (Western) and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party." Upon the occurrence and continuation of an Event of Default, Borrow shall, or Lender may on behalf of any Borrower, mark all such chattel paper and instruments (without regard to the face value thereof) as set forth in the preceding sentence.

          (c)   In the event that any Borrower shall at any time hold or acquire an interest in any electronic chattel paper or any "transferable record" (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), such Borrower shall promptly notify Lender thereof in writing. Promptly upon Lender's request, such Borrower shall take, or cause to be taken, such actions as Lender may request to give Lender control of such electronic chattel paper under Section 9105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

          (d)   None of the Borrowers has any deposit accounts as of the date hereof, except as set forth in the Information Certificate. No Borrower shall, directly or indirectly, after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied: (i) Lender shall have received not less than five (5) Business Days prior written notice of the intention of such Borrower to open or establish such account which notice shall specify in reasonable detail and specificity reasonably acceptable to Lender the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom such Borrower is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall be reasonably acceptable to Lender, and (iii) on or before the opening of such deposit account, such Borrower shall deliver to Lender a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by such Borrower and the bank at which such deposit account is opened and maintained. The terms of this subsection (d) shall not apply to deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower's salaried employees.

          (e)   None of the Borrowers owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or have any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in the Information Certificate.

            (i)    In the event that any Borrower shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities, such Borrower shall promptly endorse, assign and deliver the same to Lender, accompanied by such instruments of transfer or assignment duly executed in blank as Lender may from time to time specify. If any securities, now or hereafter acquired by such Borrower are uncertificated and are issued to such Borrower or its nominee directly by the issuer thereof, such Borrower shall immediately notify Lender thereof and shall (A) cause the issuer to agree to comply with instructions from Lender as to such securities, without further consent of any Borrower or such nominee, and (B) upon the occurrence and continuation of an Event of Default, arrange for Lender to become the registered owner of the securities.

            (ii)   No Borrower shall, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A) Lender shall have received not less than five (5) Business Days prior written notice of the intention of such Borrower to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Lender the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom such Borrower is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be acceptable to Lender, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, such Borrower shall (i) execute and deliver, and cause to be executed and delivered to Lender, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by such Borrower and such securities intermediary or commodity intermediary, and (ii) upon the occurrence and continuation of an Event of Default, arrange for Lender to become the entitlement holder with respect to such investment property on terms and conditions acceptable to Lender. The terms of this subsection (e)(ii) shall not apply to deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower's salaried employees.

          (f)    None of the Borrowers is the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker's acceptance or similar instrument as of the date hereof, except as set forth in the Information Certificate or on Schedule 1.49 hereof. In the event that any Borrower shall be entitled to or shall receive any right to payment under any letter of credit, banker's acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the date hereof, such Borrower shall promptly give written notice to Lender thereof (except in the case of any such letters of credit, banker's acceptances or similar instruments with a face value less than $100,000 individually and $500,000 in the aggregate); provided, that upon the occurrence and continuation of an Event of Default, Borrower shall promptly notify Lender in writing of all such letters of credit, banker's acceptances or similar instruments without regard to the value thereof. Such Borrower shall immediately, as Lender may specify, either: (i) prior to the occurrence of an Event of Default, use all commercially reasonable efforts to deliver, or cause to be delivered to Lender, with respect to any such letter of credit, banker's acceptance or similar instrument with a face value in excess of $250,000 individually or $500,000 in the aggregate for all such letters of credit, banker's acceptances or similar instruments, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance reasonably satisfactory to Lender, consenting to the assignment of the proceeds of the letter of credit to Lender by such Borrower and agreeing to make all payments thereon directly to Lender or as Lender may otherwise direct, provided, that, upon the occurrence and continuation of an Event of Default, without regard to the face value of such letters of credit, banker's acceptances or instruments, all such written agreements of such issuer and such other nominated person obligated to make any payment in respect thereof shall be so delivered to Lender; or (ii) after an Event of Default has occurred and is continuing, cause Lender to become, at Borrowers' expense, the transferee beneficiary of the letter of credit, banker's acceptance or similar instrument (as the case may be).

          (g)   None of the Borrowers has any commercial tort claims in excess of $500,000 as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower shall at any time after the date hereof have any commercial tort claims in excess of $500,000, such Borrower shall promptly notify Lender thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Borrower to Lender of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by such Borrower to Lender shall be deemed to constitute such grant to Lender. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Lender provided in Section 5.2(a) hereof or otherwise arising by the execution by such Borrower of this Agreement or any of the other Financing Agreements, Lender is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Lender or its designee as secured party and such Borrower as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, each Borrower shall promptly upon Lender's request, execute and deliver, or cause to be executed and delivered, to Lender such other agreements, documents and instruments as Lender may require in connection with such commercial tort claim.

          (h)   None of the Borrowers has any goods, documents of title or other Collateral in the custody, control or possession of a third party as of the date hereof, except as set forth in the Information Certificate and except for goods located in the United States in transit to a location of a Borrower permitted herein in the ordinary course of business of such Borrower in the possession of the carrier transporting such goods. In the event that any goods, documents of title or other Collateral in excess of $500,000 are at any time after the date hereof in the custody, control or possession of any other person not referred to in the Information Certificate or such carriers, Borrowers shall promptly notify Lender thereof in writing. Promptly upon Lender's request, Borrowers shall use commercially reasonably efforts deliver to Lender a Collateral Access Agreement duly authorized, executed and delivered by such person and the Borrower that is the owner of such Collateral; provided, that in the absence of such executed Collateral Access Agreement, Lender shall establish a Reserve in an amount equal to two (2) months of monthly bailment, carrier or other similar fees with respect to such location.

          (i)    Each Borrower shall take any other actions reasonably requested by Lender from time to time to cause the attachment, perfection and first priority of, and the ability of Lender to enforce, the security interest of Lender in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that any Borrower's signature thereon is required therefor, (ii) causing Lender's name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Lender to enforce, the security interest of Lender in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Lender to enforce, the security interest of Lender in such Collateral, (iv) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, upon the occurrence and continuation of an Event of Default or to the extent necessary to avoid the occurrence of a Material Adverse Effect, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.

SECTION 6. COLLECTION AND ADMINISTRATION

        6.1    Borrowers' Loan Accounts.    Lender shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letters of Credit and other Obligations and the Collateral, (b) all payments made by or on behalf of any Borrower and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Lender's customary practices as in effect from time to time.

        6.2    Statements.    Lender shall render to Borrowers each month a statement setting forth the balance in Borrowers' loan account(s) maintained by Lender for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Lender but shall, absent manifest errors or omissions, be considered presumptively correct and, absent manifest errors or omissions, deemed accepted by Borrowers and conclusively binding upon Borrowers as an account stated except to the extent that Lender receives a written notice from Borrowers of any specific exceptions of Borrowers thereto within thirty (30) days after the date such statement has been mailed by Lender. Until such time as Lender shall have rendered to Borrowers a written statement as provided above, the balance in any Borrower's loan account(s) shall be presumptive evidence of the amounts due and owing to Lender by Borrowers.

        6.3    Collection of Accounts.

          (a)   Subject to Section 6.3(d) below, Borrowers shall establish and maintain, at their expense, blocked accounts or lockboxes and related blocked accounts (in either case, "Blocked Accounts"), as Lender may specify, with such banks as are reasonably acceptable to Lender into which Borrowers shall promptly deposit and direct its account debtors to directly remit all payments on Receivables and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. Borrowers shall deliver, or cause to be delivered to Lender a Deposit Account Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account is maintained as provided in Section 5.2 hereof (which agreement shall provide that upon notice from Lender (which shall be given upon the occurrence of any event set forth in Sections 6.3(d)(i) or 6.3(d)(ii) below, as applicable), such bank will send funds on a daily basis to the Lender Payment Account and otherwise take instructions with respect to such Blocked Account only from Lender), or at any time following the occurrence of any event set forth in Sections 6.3(d)(i) or 6.3(d)(ii) below, Lender may become the bank's customer with respect to any of the Blocked Accounts and promptly upon Lender's request, Borrowers shall execute and deliver such agreements and documents as Lender may require in connection therewith. Upon the occurrence of any event set forth in Section 6.3(d) below, each Borrower agrees that all payments made to such Blocked Accounts or other funds received and collected by Lender, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Lender in respect of the Obligations and therefore shall constitute the property of Lender to the extent of the then outstanding Obligations.

          (b)   Upon the occurrence of any event set forth in Section 6.3(d) below, for purposes of calculating the amount of the Loans available to each Borrower, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Lender of immediately available funds in the Lender Payment Account provided such payments and notice thereof are received in accordance with Lender's usual and customary practices as in effect from time to time and within sufficient time to credit such Borrower's loan account on such day, and if not, then on the next Business Day.

          (c)   Upon the occurrence of any event set forth in Section 6.3(d) below, each Borrower and its employees, agents and Subsidiaries shall, acting as trustee for Lender, receive, as the property of Lender, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Lender. In no event shall the same be commingled with any Borrower's own funds. Borrowers agree, upon the occurrence of any event set forth in Section 6.3(d) below, to reimburse Lender on demand for any amounts owed or paid to any bank or other financial institution at which a Blocked Account or any other deposit account or investment account is established or any other bank, financial institution or other person involved in the transfer of funds to or from the Blocked Accounts arising out of Lender's payments to or indemnification of such bank, financial institution or other person. The obligation of Borrowers to reimburse Lender for such amounts pursuant to this Section 6.3 shall survive the termination or non-renewal of this Agreement.

          (d)   Notwithstanding the foregoing in this Section 6.3, Lender shall exercise control over the Blocked Accounts and shall be entitled to receive payments on and/or proceeds of Accounts only in the event that (i) the aggregate outstanding amount of Loans and Letter of Credit Obligations (other than Letter of Credit Obligations related to Existing Letters of Credit) shall be equal to or greater than $25,000,000 for any period of three (3) consecutive Business Days, or (ii) an Event of Default has occurred and is continuing. Following any exercise of control by Lender over the Blocked Accounts pursuant to clause (i) of this Section 6.3(d), Lender shall relinquish such control over the Blocked Accounts if at any time thereafter, for a period equal to or greater than ninety (90) calendar days, the aggregate outstanding amount of Loans and Letter of Credit Obligations (other than Letter of Credit Obligations related to Existing Letters of Credit) is less than $25,000,000.

        6.4    Payments.

          (a)   All Obligations shall be payable to the Lender Payment Account as provided in Section 6.3 or such other place as Lender may designate from time to time. Subject to the other terms and conditions contained herein, Lender shall apply payments received or collected from any Borrower or for the account of any Borrower (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to pay any fees, indemnities or expense reimbursements then due to Lender from any Borrower and any Obligations due with respect to Bank Products to the extent reserved from the Borrowing Base; second, to pay interest due in respect of any Loans or Letter of Credit Obligations; third, to pay principal due in respect of the Tranche B Loans and Letter of Credit Obligations; fourth, to pay principal due in respect of the Tranche A Loans; fifth, to pay or prepay any other Obligations whether or not then due, in such order and manner as Lender determines and at any time an Event of Default exists or has occurred and is continuing, to provide cash collateral for any Letter of Credit Obligations; sixth, to pay any Obligations due with respect to Bank Products to the extent not reserved from the Borrowing Base. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by Borrowers, or unless a Default or an Event of Default shall exist or have occurred and be continuing, Lender shall not apply any payments which it receives to any Eurodollar Rate Loans, except (A) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans or (B) in the event that there are no outstanding Prime Rate Loans.

          (b)   At Lender's option, all principal, interest, fees (except for payments of fees and disbursements of counsel as may be limited by Section 9.22(g)), costs, expenses and other charges provided for in this Agreement and then due and payable or the other Financing Agreements may be charged directly to the loan account(s) of any Borrower maintained by Lender. Borrowers shall make all payments to Lender on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim or defense of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Lender. Borrowers shall be liable to pay to Lender, and do hereby indemnify and hold Lender harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

          (c)   Except as otherwise required by applicable law or as provided in this Agreement, each Borrower shall make all payments to each Lender on the Obligations free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, charges, fees deductions withholdings now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes, net profits, capital taxes and franchise taxes (imposed in lieu of income taxes) and any branch profits taxes imposed by the United States or any similar tax imposed on any Lender as a result of a present or former connection between such Lender and the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof (other than any such connection arising solely from such Lender having executed, delivered and performed its obligations or received a payment under, or enforced, this Agreement). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable by the relevant Borrower to a Lender hereunder, (i) the amounts so payable to such Lender shall be increased to the extent necessary to yield to such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law, provided, however, that no Borrower shall be required to increase any amounts payable to a Lender with respect to any Non-Excluded Taxes, and each Borrower shall be permitted to withhold any Non-Excluded Taxes, (A) that are attributable to such Lender's failure to comply with the requirements of paragraphs (e) or (f) of this Section or (B) that are United States withholding taxes that are in effect and apply to amounts payable to a Lender at the time such Lender becomes a party to this Agreement. The Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (d)   Whenever any Non-Excluded Taxes or Other Taxes are payable by a Borrower to a Governmental Authority, as promptly as possible thereafter the relevant Borrower shall send to each Lender a copy of an original official receipt received by the Borrower showing payment thereof. If such Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to each Lender the required receipts or other required documentary evidence, the Borrowers shall indemnify each Lender for any incremental taxes, interest or penalties that become payable by the Lender as a result of such failure. The determination of whether any Non-Excluded Taxes are due to be paid by a Borrowers shall be based on the forms that are provided to the Borrowers pursuant to Sections 6.4(e) and (f) hereof and the Borrowers shall not be obligated to indemnify any Lender for any amounts under this Section if such forms are not properly completed and duly executed.

          (e)   Each Lender (including an assignee of a Lender) that is not a United States person (as such term is defined in Section 7701(a)(3) of the Code (a "Non-U.S. Lender") shall deliver to the Borrowers, as provided below, (i) two accurate and complete copies of IRS Form W-8ECI or W-8BEN, or, (ii) in the case of a Non-U.S. Lender claiming exemption from United States federal withholding tax under Sections 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a statement substantially in the form of Exhibit D hereof and two accurate and complete copies of IRS Form W-8BEN, or any subsequent versions or successors to such forms, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, United States federal withholding tax on all Obligations. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement. In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. In addition, each Non-U.S. Lender agrees that it will deliver to the Borrowers, within a reasonable time after a request therefor, updated versions of the foregoing documentation and such other forms as may be required to confirm or establish the entitlement of a Non-U.S. Lender to a continued exemption from, or reduction in withholding tax. Each Non-U.S. Lender shall promptly notify the Borrowers at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrowers (or any other form of certification adopted by the United States taxing authority for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally available to deliver.

          (f)    Each Lender (including an assignee of a Lender) that is a United States person as defined in Section 7701(a)(30) of the Code shall deliver to the Borrowers, on or before such Lender becomes a party to this Agreement, two accurate and complete copies of IRS Form W-9 (or successor form) establishing that the Lender is a United States person and is not subject to backup withholding. In addition, each Lender that is a United States person shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender. In addition, each Lender that is a United States person agrees that it will deliver to the Borrowers, within a reasonable time after a request therefor, updated versions of the foregoing documentation and such other forms as may be required to confirm or establish the entitlement of a Lender to a continued exemption from withholding tax.

          (g)   If a Lender determines in its reasonable judgment that it has received a refund of any Non-Excluded Taxes, Other Taxes or other amounts as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 6.4, it shall pay over such refund to the relevant Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 6.4 with respect to Non-Excluded Taxes or Other Taxes giving rise to such refund) net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided, that the Borrowers, upon the request of such Lender, agree to repay the amount paid over the Borrowers to such Lender in the event such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Lender to make available its tax return (or any other information relating to its taxes which it considers confidential) to the Borrowers.

        6.5    Authorization to Make Loans.    Lender is authorized to make the Loans based upon telephonic or other instructions received from anyone purporting to be an officer of any Borrower or other authorized person or, at the discretion of Lender, if such Loans are necessary to satisfy any Obligations then due and payable (except for payments of fees and disbursements of counsel as may be limited by Section 9.22(g)). All requests for Loans or Letters of Credit hereunder shall specify the date on which the requested advance is to be made (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 11:00 a.m. Pasadena, California time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letters of Credit under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, any Borrower when deposited to the credit of any Borrower or otherwise disbursed or established in accordance with the instructions of any Borrower or in accordance with the terms and conditions of this Agreement.

        6.6    Use of Proceeds.    Borrowers shall use the initial proceeds of the Loans and Letters of Credit hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Borrowers to Lender on or about the date hereof and (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements. All other Loans made or Letters of Credit provided by Lender to or for the benefit of any Borrower pursuant to the provisions hereof shall be used by such Borrower only for general operating, working capital, capital expenditure and other proper corporate purposes of Borrower not otherwise prohibited by the terms hereof, including, without limitation, permitted investments and permitted acquisitions. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a "purpose credit" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

SECTION 7. COLLATERAL REPORTING AND COVENANTS

        7.1    Collateral Reporting.

          (a)   Borrowers shall provide Lender with the following documents in a form reasonably satisfactory to Lender:

            (i)    on a monthly basis as required by Lender, schedules of sales made, credits issued and cash received;

            (ii)   as soon as possible after the end of each calendar month (but in any event within ten (10) Business Days after the end thereof), on a monthly basis, (A) a completed borrowing base certificate pertaining to the fiscal month then ended substantially in the form of Exhibit C hereto (each such certificate, a "Borrowing Base Certificate"), which Borrowing Base Certificate shall not include, in the case of Eligible Equipment, any items subject to capital leases or similar arrangements, (B) agings of accounts receivable (together with a reconciliation to the previous month's aging and general ledger) and (C) agings of accounts payable; and

            (iii)  upon Lender's reasonable request, but no more frequently than once a month, (A) copies of customer statements, purchase orders, sales invoices, credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (B) copies of shipping and delivery documents, and (C) copies of purchase orders, invoices and delivery documents for Equipment acquired by any Borrower.

          (b)   If any of any Borrower's records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, such Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Lender and to follow Lender's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

        7.2    Accounts Covenants.

          (a)   Borrowers shall notify Lender promptly of: (i) with respect to Eligible Accounts, any material delay in any Borrower's performance of any of its material obligations to any account debtor or the assertion of any material claims, offsets, defenses or counterclaims by any account debtor, or any material disputes with account debtors, or any material settlement, adjustment or compromise thereof, (ii) with respect to Eligible Accounts, all material adverse information known to any Borrower relating to the financial condition of any account debtor and (iii) any event or circumstance which, to the best of any Borrower's knowledge, would cause Lender to consider any then existing Eligible Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Lender's consent, except in the ordinary course of a Borrower's business in accordance with past practices and except as set forth in the schedules delivered to Lender pursuant to Section 7.1(a) above. So long as no Event of Default exists or has occurred and is continuing, Borrowers shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Lender shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

          (b)   With respect to each Account: (i) the amounts shown on any invoice delivered to Lender or schedule thereof delivered to Lender shall be true and complete, (ii) no payments shall be made thereon except payments immediately delivered to a Blocked Account, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Lender in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of each Borrower's business in accordance with past practices, (iv) none of the transactions giving rise thereto will violate any applicable foreign, Federal, State or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms; and with respect to Eligible Accounts, there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Lender in accordance with the terms of this Agreement.

          (c)   Lender shall have the right, at any time or times, to verify the validity, amount or any other matter relating to any Receivables or other Collateral, by (i) mail, electronic mail or facsimile transmission with Borrowers initiating the confirmation and Lender receiving such confirmation directly from the relevant account debtor or other Person in connection with such Receivables or holder of such Collateral, provided that Lender shall have the right to select any such Receivable or Collateral that is the subject of such verification or confirmation, or (ii) telephone, provided that one or more officers, employees or other representatives of a Borrower initiates and conducts any telephone call regarding any such verification while Lender is present on such call; provided, that each Borrower shall make itself and one or more of its officers, employees or other representatives reasonably available to be present on any such telephone call; and further provided, that upon the failure of either of the Borrowers to make itself and such officers, employees or representatives so available or, in any event, upon the occurrence and continuation of an Event of Default, Lender shall have right to verify any Receivables or other Collateral as set forth above in this clause (c) by telephone without any Borrower's participation in any such telephone call.

        7.3    Inventory Covenants.    With respect to the Inventory: (a) none of the Borrowers shall remove any Inventory with a fair market value in excess of $250,000 in the aggregate for all such Inventory of the Borrowers from the locations set forth or permitted herein, without prior notice to Lender, except for sales of Inventory in the ordinary course of its business and except to move Inventory directly from one location set forth or permitted herein to another such location and except for Inventory shipped from the manufacturer thereof to a Borrower which is in transit to the locations set forth or permitted herein; (b) each Borrower shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (c) none of the Inventory or other Collateral constitutes farm products or the proceeds thereof; and (d) each Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory.

        7.4    Equipment Covenants.    With respect to the Equipment: (a) upon Lender's request, Borrowers shall, at their expense, no more than one (1) time in any twelve (12) month period, but at any time or times as Lender may request on or after an Event of Default has occurred and is continuing, deliver or cause to be delivered to Lender written appraisals as to the Equipment, in form, scope and methodology reasonably acceptable to Lender and by Emerald Technology Valuations, LLC or an appraiser reasonably acceptable to Lender, addressed to Lender and upon which Lender is expressly permitted to rely; without limiting in any way the foregoing in this clause (a), Lender, at its expense, shall have the right to have such an appraiser, at any time, perform such additional appraisals as to the

Equipment; (b) Borrowers shall keep the Equipment necessary in the conduct of their business in good order, repair, running and marketable condition (ordinary wear and tear excepted); (c) Borrowers shall use the Equipment, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity in all material respects with all applicable laws; (d) the Equipment is and shall be used in the business of Borrowers and not for personal, family, household or farming use; (e) without prior notice to Lender, Borrowers shall not remove (i) any Eligible Equipment or (ii) any other Equipment with a fair market value in excess of $250,000 in the aggregate for all such Equipment of the Borrowers from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of its business or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of Borrowers in the ordinary course of business; (f) the Equipment is now and shall remain personal property and Borrowers shall not permit any of the Equipment to be or become a part of or affixed to real property; (g) each Borrower assumes all responsibility and liability arising from the use of the Equipment; and (h) (i) as soon as possible after the Effective Date, but in any event on or before the date that is thirty (30) calendar days following the Effective Date, Borrowers shall order a written appraisal as to the Equipment, in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender, addressed to Lender and upon which Lender is expressly permitted to rely, and shall deliver to Lender evidence acceptable to Lender thereof, and (ii) Borrowers shall deliver or have delivered such appraisal to Lender within a reasonable time thereafter.

        7.5    Power of Attorney.    Each Borrower hereby irrevocably designates and appoints Lender (and all persons designated by Lender) as such Borrower's true and lawful attorney-in-fact, and authorizes Lender, in such Borrower's or Lender's name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on Receivables or other Collateral, (ii) enforce payment of Receivables by legal proceedings or otherwise, (iii) exercise all of such Borrower's rights and remedies to collect any Receivable or other Collateral, (iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as the Lender deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Receivable, (vii) prepare, file and sign such Borrower's name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Receivables or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral to an address designated by Lender, and open and dispose of all mail addressed to such Borrower and handle and store all mail relating to the Collateral, provided that Lender shall return to such Borrower all other such mail not related to the Collateral within a reasonable time after its receipt thereof, and (ix) do all acts and things which are necessary, in Lender's determination, to fulfill such Borrower's obligations under this Agreement and the other Financing Agreements, (b) at any time after Lender is entitled to exercise control over Blocked Accounts or to receive payments on and/or proceeds of Accounts pursuant to Section 6.3(d), (i) take control in any manner of any item of payment in respect of Receivables or constituting Collateral or otherwise received in or for deposit in the Blocked Accounts or otherwise received by Lender, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral are sent or received, (iii) endorse such Borrower's name upon any items of payment in respect of Receivables or constituting Collateral or otherwise received by Lender and deposit the same in Lender's account for application to the Obligations, (iv) endorse such Borrower's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, (v) clear Inventory the purchase of which was financed with a Letter of Credit through U.S. Customs or foreign export control authorities in such Borrower's name, Lender's name or the name of Lender's designee, and to sign and deliver to customs officials powers of attorney in such Borrower's name for such purpose, and to complete in such Borrower's or Lender's name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, and (c) at any time, sign such Borrower's name on any verification of Receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof, provided that, unless an Event of Default has occurred and is continuing, any such notice shall be in form and substance reasonably satisfactory to Borrowers and Lender. Each Borrower hereby releases Lender and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Lender's own gross negligence or willful misconduct or the gross negligence or willful misconduct of Lender's officers, employees or designees.

        7.6    Right to Cure.    (a) If an Event of Default has occurred and is continuing or (i) if an Event of Default would occur as a result of Lender's failure to take any of the actions listed in this clause (i), Lender may, at its option, upon notice to Borrowers, cure any default by any Borrower under any material agreement with a third party that would, or could reasonably be expected to, have a Material Adverse Effect with respect to the Collateral, its value or the ability of Lender to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Lender therein or the ability of any Borrower to perform its obligations hereunder or under any of the other Financing Agreements, and (ii) if a Material Adverse Effect or an Event of Default would occur as a result of Lender's failure to take any of the actions listed in subclauses (A) or (B) of this clause (ii), Lender may, at its option, upon notice to Borrowers, (A) pay or bond on appeal any judgment entered against any Borrower, and (B) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral, except with respect to any such liens, security interests or other encumbrances permitted pursuant to Section 9.8 hereof, and (b) in order to prevent the occurrence of a Material Adverse Effect or an Event of Default, Lender may, at its option, upon notice to Borrowers, pay any amount, incur any expense or perform any act which, in Lender's judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Lender with respect thereto. Lender may add any amounts so expended to the Obligations and charge any Borrower's account therefor, such amounts to be repayable by Borrowers on demand. Lender shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Borrower. Any payment made or other action taken by Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

        7.7    Access to Premises.    From time to time as requested by Lender, subject to the provisions of Section 9.22 hereof, (a) Lender or its designee shall have complete access to all of each Borrower's premises during normal business hours and after notice to Borrowers, or at any time and without notice to Borrowers if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of each Borrower's books and records, including the Records, and (b) each Borrower shall promptly furnish to Lender such copies of such reasonably available books and records or extracts therefrom as Lender may request, and Lender or its designee may use during normal business hours any of such Borrower's personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral.

SECTION 8. REPRESENTATIONS AND WARRANTIES

        Each Borrower hereby represents and warrants to Lender the following (which shall survive the execution and delivery of this Agreement):

        8.1    Corporate Existence, Power and Authority.    Each Borrower is an organization duly organized and in good standing under the laws of its jurisdiction of organization and is duly qualified as a foreign entity and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on such Borrower's financial condition, results of operation or business or the rights of Lender in or to any of the Collateral. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (a) are all within each Borrower's organizational powers, (b) have been duly authorized, (c) are not in contravention of law (except as could not reasonably be expected to have a Material Adverse Effect) or the terms of any Borrower's certificate of incorporation, certificate of formation, by-laws, operating or limited liability company agreement or other organizational documentation, or except as could not reasonably be expected to have a Material Adverse Effect, any indenture, agreement or undertaking to which any Borrower is a party or by which any Borrower or its property are bound and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of any Borrower other than the liens, security interests, charges or other encumbrances granted in favor of Lender pursuant to this Agreement and the other Financing Documents. This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of each Borrower enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor's rights generally any by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

        8.2    Name; State of Organization; Chief Executive Office; Collateral Locations.

          (a)   As of the date hereof, the exact legal name of each Borrower is as set forth on the signature page of this Agreement and in the Information Certificate. No Borrower has, during the five years prior to the date of this Agreement, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in the Information Certificate.

          (b)   As of the date hereof, each Borrower is an organization of the type and organized in the jurisdiction set forth in the Information Certificate. As of the date hereof, the Information Certificate accurately sets forth the organizational identification number of each Borrower or accurately states that such Borrower has none and accurately sets forth the federal employer identification number of each Borrower.

          (c)   As of the date hereof, the chief executive office and mailing address of each Borrower and each Borrower's Records concerning Accounts are located only at the address identified as such in Sections 12 and 13 of the Information Certificate and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Section 14 of the Information Certificate, subject to the right of any Borrower to establish new locations in accordance with Section 9.2 below. As of the date hereof, the Information Certificate correctly identifies any of such locations which are not owned by a Borrower and sets forth the owners and/or operators thereof.

        8.3    Financial Statements; No Material Adverse Change.    All financial statements relating to any Borrower which have been or may hereafter be delivered by any Borrower to Lender have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present in all material respects the financial condition and the results of operation of such Borrower as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrowers to Lender prior to the date of this Agreement, there has been no act, condition or event which has had or is reasonably likely to have a Material Adverse Effect since the date of the most recent audited financial statements of any Borrower furnished by any Borrower to Lender prior to the date of this Agreement. The quarterly projections through the second quarter of 2006 dated July 20, 2005 and the projections through fiscal year 2007 received May 2005 that have been delivered to Lender or any projections hereafter delivered to Lender have been prepared in light of the past operations of the business of Borrowers and are based upon estimates and assumptions believed to be reasonable in light of the circumstances when made.

        8.4    Priority of Liens; Title to Properties.    The security interests and liens granted to Lender under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated in Section 23 of the Information Certificate and the other liens permitted under Section 9.8 hereof. Each Borrower has good, valid and merchantable title to all of its properties and assets, which are shown of the most recent Borrowing Base Certificate or are necessary in the conduct of such Borrower's business as currently conducted, subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Lender and such others as are specifically listed in Section 23 of the Information Certificate or permitted under Section 9.8 hereof.

        8.5    Tax Returns.    Each Borrower has filed, or caused to be filed, in a timely manner all material tax returns, reports and declarations which are required to be filed by it. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Each Borrower has paid or caused to be paid all material taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower and with respect to which adequate reserves in accordance with GAAP have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

        8.6    Litigation.    Except as set forth in Section 22 of the Information Certificate, (a) there is no investigation by any Governmental Authority pending, or to the best of any Borrower's knowledge threatened, against or affecting any Borrower, any other Credit Party or their respective assets or business and (b) there is no action, suit, proceeding or claim by any Person pending, or to the best of any Borrower's or any such other Credit Party's knowledge threatened, against such Borrower or such other Credit Party or their respective assets or goodwill, or against or affecting any transactions contemplated by this Agreement, in each case in clauses (a) and (b) of this Section 8.6, which could reasonably be expected to have a Material Adverse Effect.

        8.7    Compliance with Other Agreements and Applicable Laws.

          (a)   No Borrower and no other Credit Party is in default in any respect under, or in violation in any respect of the terms of, any material agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound, except to the extent that such default or violation could not reasonably be expected to have a Material Adverse Effect. Each Borrower and each other Credit Party is in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to its business, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, and all Environmental Laws, except to the extent that any failure of compliance therewith could not reasonably be expected to have a Material Adverse Effect.

          (b)   Each Borrower and each other Credit Party has obtained all material permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business (the "Permits"), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. All of the Permits are valid and subsisting and in full force and effect except as could not reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, there are no actions, claims or proceedings pending or to any Borrower's knowledge, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits.

        8.8    Environmental Compliance.

          (a)   Except as set forth on Schedule 8.8 hereto or except as could not reasonably be expected to have a Material Adverse Effect, neither any Borrower nor any other Credit Party has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any material respect any applicable Environmental Law or Permit, and the operations of each Borrower and other Credit Party are in compliance with all Environmental Laws and all Permits in all material respects except to the extent that failure to be in compliance therewith could not reasonably be expected to have a Material Adverse Effect.

          (b)   Except as set forth on Schedule 8.8 hereto or except as could not reasonably be expected to have a Material Adverse Effect, there has been no investigation by any Governmental Authority or any proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to any Borrower's or any other Credit Party's knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Borrower or any other Credit Party or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which adversely affects or could reasonably be expected to adversely affect in any material respect any Borrower, any such other Credit Party or their respective businesses, operations or assets or any properties at which such Borrower or any such other Credit Party has transported, stored or disposed of any Hazardous Materials.

          (c)   Except as set forth on Schedule 8.8 hereto or except as could not reasonably be expected to have a Material Adverse Effect, neither any Borrower nor any other Credit Party has any material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

          (d)   Each Borrower and each other Credit Party have all Permits required to be obtained or filed in connection with the operations of such Borrower and such other Credit Parties under any Environmental Law, except to the extent that any failure to obtain or file such Permits could not reasonably be expected to have a Material Adverse Effect, and all of such licenses, certificates, approvals or similar authorizations and other Permits are valid and in full force and effect, except to the extent that the invalidity, or failure to be in full force and effect, thereof could not reasonably be expected to have a Material Adverse Effect.

        8.9    Employee Benefits.

          (a)   Except as could not reasonably be expected to have a Material Adverse Effect, (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or State law; (ii) each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best of any Borrower's knowledge, nothing has occurred which would cause the loss of such qualification; and (iii) each Borrower and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

          (b)   Except as could not reasonably be expected to have a Material Adverse Effect, there are no pending, or to the best of any Borrower's knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan; and there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

          (c)   Except as could not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) based on the latest valuation of each Pension Plan and on the actuarial methods and assumptions employed for such valuation (determined in accordance with the assumptions used for funding such Pension Plan pursuant to Section 412 of the Code), the aggregate current value of accumulated benefit liabilities of such Pension Plan under Section 4001(a)(16) of ERISA does not exceed the aggregate current value of the assets of such Pension Plan; (iii) neither any Borrower nor any of its ERISA Affiliates have incurred and none of them reasonably expect to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Borrower nor any of its ERISA Affiliates have incurred and none of them reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Borrower nor any of its ERISA Affiliates have engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.

        8.10    Bank Accounts.    As of the date hereof, all of the deposit accounts, investment accounts or other accounts in the name of or used by any Borrower maintained at any bank or other financial institution are set forth in Section 27 of the Information Certificate, subject to the right of each Borrower to establish new accounts in accordance with Section 5.2 hereof.

        8.11    Intellectual Property.    Each Borrower owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted, except to the extent that failure so own, license or have the right to use such Intellectual Property could not reasonably be expected to have a Material Adverse Effect. As of the date hereof, no Borrower has any material Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in Section 25 of the Information Certificate and has not granted any licenses with respect thereto other than as set forth in Section 25 of the Information Certificate. Except as could not reasonably be expected to have a Material Adverse Effect, no event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights. Except as could not reasonably be expected to have a Material Adverse Effect, to any Borrower's knowledge, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any Borrower infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending against or affecting any Borrower contesting its right to sell or use any such Intellectual Property. Section 25 of the Information Certificate sets forth all of the agreements or other arrangements of each Borrower pursuant to which such Borrower has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof and the dates of the expiration of such agreements or other arrangements of such Borrower as in effect on the date hereof (collectively, together with such agreements or other arrangements as may be entered into by any Borrower after the date hereof, collectively, the "License Agreements" and individually, a "License Agreement"). No trademark, servicemark, copyright or other Intellectual Property at any time used by any Borrower which is owned by another person, or owned by such Borrower subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Lender, is affixed to any material Inventory, except (a) to the extent permitted under the term of the license agreements listed in Section 25 of the Information Certificate and (b) to the extent the sale of Inventory to which such Intellectual Property is affixed is permitted to be sold by such Borrower under applicable law (including the United States Copyright Act of 1976).

        8.12    Subsidiaries; Capitalization; Solvency.

          (a)   As of the date hereof, no Borrower has any direct or indirect Subsidiaries and is not engaged in any joint venture or partnership except as set forth in Section 17 of the Information Certificate.

          (b)   As of the date hereof, each Borrower is the record and beneficial owner of all of the issued and outstanding shares of Capital Stock of each of the Subsidiaries listed in Section 17 of the Information Certificate as being owned by such Borrower and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional shares of it Capital Stock or securities convertible into or exchangeable for such shares.

          (c)   As of the date hereof, the issued and outstanding shares of Capital Stock of each Borrower are directly and beneficially owned and held by the persons indicated in the Information Certificate, and in each case all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Lender prior to the date hereof.

          (d)   Each Borrower is Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of Lender and the other transaction contemplated hereunder.

        8.13    Labor Disputes.

          (a)   Set forth on Schedule 8.13 hereto is a list (including dates of termination) of all material collective bargaining or similar agreements between or applicable to each Borrower and any union, labor organization or other bargaining agent in respect of the employees of any Borrower on the date hereof.

          (b)   Except as could not reasonably be expected to have a Material Adverse Effect, there is (i) no significant unfair labor practice complaint pending against any Borrower or any other Credit Party or, to any Borrower's or any such other Credit Party's knowledge, threatened against it, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any Borrower or any such other Credit Party or, to any Borrower's or any such other Credit Party's knowledge, threatened against it, and (ii) no significant strike, labor dispute, slowdown or stoppage is pending against any Borrower or any such other Credit Party or, to any Borrower's or any such other Credit Party's knowledge, threatened against any Borrower or any such other Credit Party.

        8.14    Restrictions on Credit Parties.    As of the date hereof, except as could not reasonably be expected to have a Material Adverse Effect and except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of any Borrower permitted hereunder as in effect on the date hereof, there are no contractual or consensual restrictions on any Borrower or any other Credit Party which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between any Borrower and any other Credit Party (other than another Borrower) or (ii) between any Credit Party (other than any Borrower) or (b) the ability of any Borrower or any other Credit Party to incur Indebtedness or grant security interests to Lender in the Collateral.

        8.15    Material Contracts.    Schedule 8.15 hereto sets forth all Material Contracts to which any Borrower is a party or is bound as of the date hereof.

        8.16    Payable Practices.    No Borrower has made any material change in the historical accounts payable practices from those in effect immediately prior to the date hereof.

        8.17    Accuracy and Completeness of Information.    All information furnished by or on behalf of any Borrower in writing to Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not materially misleading in light of the circumstances in which such information was certified.

        8.18    Survival of Warranties; Cumulative.    All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Lender on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Borrower shall now or hereafter give, or cause to be given, to Lender.

SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS

        9.1    Maintenance of Existence.

          (a)   Except as could not reasonably be expected to have a Material Adverse Effect, each Borrower shall at all times preserve, renew and keep in full force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all licenses, trademarks, tradenames, approvals, authorizations and Permits necessary to carry on the business as presently conducted, except as permitted in Section 9.7 hereto.

          (b)   No Borrower shall change its name unless each of the following conditions is satisfied: (i) Lender shall have received not less than thirty (30) days prior written notice from Borrowers of such proposed change in its corporate or limited liability company name, which notice shall accurately set forth the new name; and (ii) Lender shall have received a copy of the amendment to the certificate of incorporation or certificate of formation, as the case may be, of such Borrower providing for the name change certified by the Secretary of State of the jurisdiction of incorporation, formation or organization of such Borrower as soon as it is available.

          (c)   No Borrower shall change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Lender shall have received not less than ten (10) days' prior written notice from Borrowers of such proposed change, which notice shall set forth such information with respect thereto as Lender may reasonably require and Lender shall have received such agreements as Lender may reasonably require in connection therewith. No Borrower shall not change its type of organization, jurisdiction of organization or other legal structure.

        9.2    New Collateral Locations.    Each Borrower may only open any new location within the continental United States provided that with respect to any such location where such Borrower's financial books and records are, or Collateral with a fair market value in excess of $500,000 is, located, stored, fabricated or manufactured, (a) such Borrower gives Lender ten (10) days prior written notice of the intended opening of any such new location and (b) either (i) prior to or concurrently with such opening, such Borrower executes and delivers, or causes to be executed and delivered, to Lender a Collateral Access Agreement with respect to such location and such agreements, documents, and instruments related thereto as Lender may deem reasonably necessary or desirable to protect its interests in the Collateral at such location, or (ii) Lender has established a Reserve in an amount equal to two (2) months rent with respect to such location.

        9.3    Compliance with Laws, Regulations, Etc.

          (a)   Except as could not reasonably be expected to have a Material Adverse Effect, each Borrower shall, and shall cause each other Credit Party (other than another Borrower) to, at all times, comply in all material respects with all laws, rules, regulations, licenses, approvals, orders and other Permits applicable to it and duly observe all requirements of any foreign, Federal, State or local Governmental Authority.

          (b)   Borrowers shall give written notice to Lender immediately upon any receipt by any Borrower of any notice of, or upon any Borrower otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by any Borrower or any other Credit Party or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material other than in the ordinary course of business and other than as permitted under any applicable Environmental Law in each case which is reasonably likely to have a Material Adverse Effect. Copies of all material environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by such Borrower to Lender. Each Borrower shall take prompt action to respond to any material non-compliance by such Borrower or any other Credit Party (other than another Borrower) with any of the Environmental Laws and shall regularly report to Lender on such response.

          (c)   Without limiting the generality of the foregoing, in the event that an Event of Default shall have occurred and be continuing, whenever Lender reasonably determines that there is non-compliance, or any condition which requires any action by or on behalf of any Borrower in order to avoid any non-compliance, with any Environmental Law, Borrowers shall, at Lender's request and Borrowers' expense: (i) cause an independent environmental engineer reasonably acceptable to Lender to conduct such tests of the site where non-compliance or alleged non compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Lender a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof, and (ii) provide to Lender a supplemental report of such engineer whenever the scope of such non-compliance, or such Borrower's response thereto or the estimated costs thereof, shall change in any material respect.

          (d)   Each Borrower shall indemnify and hold harmless Lender and its directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys' fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of any Borrower or any other Credit Party and the preparation and implementation of any closure, remedial or other required plans, other than any losses, costs or expenses caused by the gross negligence or willful misconduct of Lender, its directors, officers, employees, agents, representative, successors or assigns. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.

        9.4    Payment of Taxes and Claims.    Except as could not reasonably be expected to have a Material Adverse Effect, each Borrower shall, and shall cause each other Credit Party (other than another Borrower) to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or such other Credit Party, as the case may be, and with respect to which adequate reserves as required by GAAP have been set aside on its books. Subject to Sections 6.4(c), (d), (e), (f) and (g) hereof, each Borrower shall be liable for any tax or penalties imposed on Lender as a result of the financing arrangements provided for herein and each Borrower agrees to indemnify and hold Lender harmless with respect to the foregoing, and to repay to Lender on demand the amount thereof, and until paid by Borrowers such amount shall be added and deemed part of the Loans, provided, that, nothing contained herein shall be construed to require Borrowers to pay any income or franchise taxes attributable to the income of Lender from any amounts charged or paid hereunder to Lender. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement

        9.5    Insurance.    Each Borrower shall, and shall cause each other Credit Party (other than another Borrower) to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage of the kinds customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated and in amounts equal to at least fifty-percent (50%) of the amounts of such insurance maintained by the Borrowers on the date hereof, and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated, or such other policies of insurance that are reasonably satisfactory to Lender as to form, amount and insurer. The policies of insurance as maintained by Borrowers on the date hereof shall be reasonably satisfactory to Lender as to form, amount and insurer. Borrowers shall furnish certificates, policies or endorsements to Lender as Lender shall reasonably require as proof of such insurance, and, if any Borrower fails to do so after Lender's request, Lender is authorized, but not required, to obtain such insurance at the expense of Borrowers. All policies shall provide for at least thirty (30) days prior written notice to Lender of any cancellation or reduction of coverage, and at any time an Event of Default exists or has occurred and is continuing, Lender may adjust, settle, amend and cancel such insurance. Borrowers shall cause Lender to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies if applicable and Borrowers shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance reasonably satisfactory to Lender. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Lender as its interests may appear and further specify that Lender shall be paid regardless of any act or omission by any Borrower or any of its Affiliates. Without limiting any other rights of Lender, any insurance proceeds received by Lender at any time may be applied, if no Event of Default as occurred and is continuing, to the Loans outstanding and, if an Event of Default has occurred and is continuing, to payment of the Obligations, whether or not then due, in any order and in such manner as Lender may determine. Upon application of such proceeds to the Loans, Loans may be available subject and pursuant to the terms hereof to be used for the costs of repair or replacement of the Collateral lost or damages resulting in the payment of such insurance proceeds.

        9.6    Financial Statements and Other Information.

          (a)   Each Borrower shall, and shall cause each other Credit Party to, keep proper books and records in which complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of such Borrower and each other Credit Party in accordance with GAAP. Borrowers shall promptly furnish to Lender all such financial and other information as Lender shall reasonably request relating to the Collateral and the assets, business and operations of Borrowers, and Borrowers shall notify the auditors and accountants of Borrowers that Lender is authorized to obtain such information directly from them. Without limiting the foregoing, Borrowers shall furnish or cause to be furnished to Lender, the following:

            (i)    within forty-five (45) days after the end of each fiscal quarter, quarterly unaudited consolidated financial statements, and unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders' equity), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Parent and its Subsidiaries as of the end of and through such fiscal quarter, certified to be correct by the chief financial officer of Parent, subject to normal year-end adjustments and the absence of footnote disclosures and accompanied by a compliance certificate substantially in the form of Exhibit B hereto, along with a schedule in a form reasonably satisfactory to Lender of the calculations used in determining, as of the end of such quarter, whether Borrowers were in compliance with the covenants set forth in Section 9.17 of this Agreement for such quarter, and

            (ii)   within one hundred twenty (120) days after the end of each fiscal year, audited consolidated financial statements and unaudited consolidating financial statements of Parent and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders' equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Parent and its Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants with respect to the audited consolidated financial statements, which accountants shall be Ernst & Young LLP or an independent accounting firm selected by Parent and reasonably acceptable to Lender, that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of Parent and its Subsidiaries as of the end of and for the fiscal year then ended, and

            (iii)  at such time as available, but in no event later than thirty (30) days after the end of each fiscal year (commencing with the fiscal year of Borrowers ending on the Friday immediately prior to December 31, 2005), projected consolidated financial statements (including in each case, forecasted balance sheets and statements of income and loss, statements of cash flow, and statements of shareholders' equity) of Parent and its Subsidiaries for such fiscal year, all in reasonable detail, and in a format consistent with the projections delivered by Borrowers to Lender prior to the date hereof, together with such supporting information as Lender may reasonably request. Such projected financial statements shall be prepared on a quarterly basis for such year. Such projections shall represent the reasonable estimate by Borrowers of the future financial performance of Parent and its Subsidiaries for the periods set forth therein and shall have been prepared on the basis of the assumptions set forth therein which Borrowers believe are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions (it being understood that actual results may differ from those set forth in such projected financial statements).

          (b)   Borrowers shall promptly notify Lender in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral having a value of more than $2,500,000 or which if would result in any material adverse change in any Borrower's business, properties, assets, goodwill or financial condition, (ii) any Material Contract being terminated or amended or any new Material Contract entered into (in which event Borrowers shall provide Lender with a copy of such Material Contract upon Lender's request), (iii) any order, judgment or decree in excess of $2,500,000 shall have been entered against any Borrower or any of its properties or assets, (iv) any notification of a material violation of laws or regulations received by any Borrower, (v) any ERISA Event, and (vi) the occurrence of any Default or Event of Default.

          (c)   Promptly after the sending or filing thereof, Borrowers shall send to Lender copies of (i) all reports which Parent or any of its Subsidiaries sends to its public security holders and debt security holders generally, (ii) all reports and registration statements which Parent or any of its Subsidiaries files with the Securities Exchange Commission, any national or foreign securities exchange or the National Association of Securities Dealers, Inc., and such other reports as Lender may hereafter specifically identify to Borrowers that Lender will reasonably require be provided to Lender, (iii) all press releases and (iv) all other statements concerning material changes or developments in the business of any Borrower made available by any Borrower to the public.

          (d)   Lender is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of any Borrower to any court or other Governmental Authority or, subject to the confidentiality provisions set forth in Section 13.5 hereof, to any Affiliate of Lender or to any participant or assignee or prospective participant or assignee. Each Borrower hereby authorizes and directs all accountants or auditors to deliver to Lender during the term of this Agreement, at Borrowers' expense, copies of the financial statements of each Borrower and any reports or management letters prepared by such accountants or auditors on behalf of such Borrower and to disclose to Lender such information as they may have regarding the business of any Borrower. Any documents, schedules, invoices or other papers delivered to Lender may be destroyed or otherwise disposed of by Lender one (1) year after the same are delivered to Lender, except as otherwise designated by Borrowers to Lender in writing.

        9.7    Sale of Assets, Consolidation, Merger, Dissolution, Etc.    Each Borrower shall not, and shall not permit any other Credit Party to, directly or indirectly,

          (a)   merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, except that (i) any wholly owned Subsidiary of Parent or any other Borrower may merge with and into or consolidate with Parent or any other wholly owned Subsidiary of Parent or any other Borrower and (ii) other than as set forth in clause (i), any Credit Party may merge with and into or consolidate with any other Person in connection with any acquisition transaction permitted pursuant to this Agreement, provided that (A) such Credit Party shall be the surviving entity, and (B) following the consummation of such merger or consolidation, the assets owned by such other Person prior to any such merger or consolidation shall not be deemed (I) Eligible Accounts, unless the criteria set forth in Sections 9.10(i)(x), (xi) and (xii) hereof shall have been fully satisfied with respect to such assets and such Credit Party (in place of any subject Target or New Subsidiary as referred to in such Sections), as applicable, and such assets shall meet the criteria set forth in the definition of "Eligible Accounts" or (II) Eligible Equipment, unless, with respect to such assets, Lender shall have completed a field examination and appraisals and other examinations similar in scope to those performed on the Collateral prior to the date thereof by Lender with results reasonably satisfactory to Lender, and Lender shall have established additional eligibility criteria, availability reserves and percentage advance rates in its commercially reasonable discretion in light of the foregoing appraisals and field examination, and such assets shall meet the criteria set forth in the definition of "Eligible Equipment"; provided, that, in connection with any merger or consolidation permitted pursuant to clauses (i) or (ii) above, each of the following conditions is satisfied as determined by Lender in good faith: (I) Lender shall have received not less than ten (10) Business Days' prior written notice of the intention of such Subsidiaries to so merge or consolidate, which notice shall set forth in reasonable detail satisfactory to Lender, the persons that are merging or consolidating, which person will be the surviving entity, the locations of the assets of the persons that are merging or consolidating, and the material agreements and documents relating to such merger or consolidation, (II) Lender shall have received such other information with respect to such merger or consolidation as Lender may reasonably request, (III) as of the effective date of the merger or consolidation and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (IV) Lender shall have received, true, correct and complete copies of all agreements, documents and instruments relating to such merger or consolidation, including, but not limited to, the certificate or certificates of merger to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing), (V) the surviving corporation shall expressly confirm, ratify and assume the Obligations and the Financing Agreements to which it is a party in writing, in form and substance reasonably satisfactory to Lender, and Borrowers shall execute and deliver such other agreements, documents and instruments as Lender may reasonably request in connection therewith.

          (b)   sell, issue, assign, lease, license, transfer title to, abandon or otherwise dispose of any Capital Stock to any other Person or any of its assets to any other Person, except for

            (i)    sales of Inventory in the ordinary course of business,

            (ii)   the sale or other disposition of Equipment (including worn-out or obsolete Equipment or Equipment no longer used or useful in the business of any Borrower, but excluding Equipment being replaced) so long as such sales or other dispositions do not involve such Equipment having an aggregate fair market value in excess of $5,000,000 for all such Equipment disposed of by all of the Borrowers in any fiscal year of Borrowers or as Lender may otherwise agree and the proceeds of any such sale or disposition are paid to Lender for application to the Obligations as set forth herein or at Lender's option, to be held as cash collateral for the Obligations upon the occurrence and continuation of an Event of Default, and

            (iii)  the issuance and sale by any Borrower or any other Credit Party of Capital Stock of such Borrower or Credit Party after the date hereof other than in connection with an initial public offering of such Borrower or Credit Party; provided, that, (A) Lender shall have received not less than ten (10) Business Days' prior written notice of such issuance and sale by such Borrower or Credit Party, which notice shall specify the parties to whom such shares are to be sold, the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such stock and the net cash proceeds which it is anticipated will be received by such Borrower or Credit Party from such sale, (B) such Borrower or Credit Party shall not be required to pay any cash dividends or repurchase or redeem such Capital Stock or make any other payments in respect thereof, except as otherwise permitted in Section 9.11 hereof, (C) the terms of such Capital Stock, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of any Borrower or Credit Party to request or receive Loans or Letters of Credit or the right of any Borrower or Credit Party to amend or modify any of the terms and conditions of this Agreement or any of the other Financing Agreements or otherwise in any way relate to or affect the arrangements of Borrowers or Credit Party with Lender or are more restrictive or burdensome to any Borrower or Credit Party than the terms of any Capital Stock in effect on the date hereof,

            (iv)  the issuance of Capital Stock of any Borrower consisting of common stock pursuant to an employee stock option or grant or similar equity plan or 401(k) plans of any Borrower for the benefit of employees, directors and consultants of such Borrower or any other Credit Party, provided, that, in no event shall such Borrower be required to issue, or shall such Borrower issue, Capital Stock pursuant to such stock plans or 401(k) plans which would result in a Change of Control or other Event of Default,

            (v)   in connection with an initial public offering of any Borrower, provided, that, immediately prior to and as a result of such initial public offering, no Default or Event of Default shall have occurred and be continuing,

            (vi)  in connection with the transfer, sale, lease or licensing of all or part of such Borrower's Intellectual Property or any items of Equipment (other than Eligible Equipment) with a fair market value not to exceed $10,000,000 in the aggregate for all such Equipment of the Borrowers to a wholly owned Subsidiary of such Borrower or to any other Borrower;

    provided, that: (A) immediately prior to and as a result of such transfer, sale, lease or licensing, no Default or Event of Default shall have occurred and be continuing; (B) prior to such transfer, sale, lease or licensing to such a wholly owned Subsidiary, Lender shall have had a reasonable opportunity to conduct customary and other business, legal, and collateral due diligence with respect to such Subsidiary, including, but not limited to, ordering, in form and substance satisfactory to Lender, and reviewing to its satisfaction, UCC, tax lien, litigation, bankruptcy and intellectual property searches from all offices that Lender deems appropriate in its sole discretion, certificates of status with respect to such Subsidiary, in form and substance satisfactory to Lender, which certificates shall be issued by the appropriate officer of the jurisdiction of organization of such Subsidiary and by the appropriate officers of each other jurisdiction in which such Subsidiary is qualified to do business, which certificates shall indicate that Borrower is in good standing in such jurisdictions; and (C) with respect to any transfer, sale, lease or licensing to such a Subsidiary, such Subsidiary shall have executed and delivered a Guaranty and such other documents (including but not limited to a non-restrictive license to use) as Lender may reasonably request to protect and perfect its interest in such Collateral each in form and substance satisfactory to Lender in its sole discretion,

            (vii) in connection with the transfer, sale, lease or licensing of all or part of such Borrower's Intellectual Property in the ordinary course of such Borrower's business to any Person other than a Subsidiary of such Borrower,

            (viii) in connection with the consignment of any items of Inventory with a fair market value not to exceed $250,000 in the aggregate for all such Inventory of the Borrowers in the ordinary course of such Borrower's business,

            (ix)  in connection with the transfer or sale of assets to any Joint Venture, Foreign Subsidiary or to Jazz WOFE in connection with any investment or other transaction permitted by Section 9.10(h); provided, that all transfers or sales of items of Equipment of any Borrower to any Joint Venture shall be limited to Equipment with a fair market value not to exceed $500,000 in the aggregate for all such Equipment of the Borrowers and for all such transfers and sales and shall be only permitted to the extent that any such transfer or sale is in the ordinary course of such Borrower's business; and further provided, that immediately prior to and after giving effect to such transfer or sale, no Default or Event of Default shall have occurred and be continuing, and

            (x)   the issuance of stock options of Parent to directors or employees of any Credit Party, provided that any such issuance does not constitute, cause, or otherwise result in a Change of Control or is not otherwise prohibited by this Agreement;

          (c)   wind up, liquidate or dissolve, except as permitted by clause (a) of this Section; or

          (d)   agree to do any of the foregoing unless such agreement is conditioned upon Lender's consent thereto or if all outstanding Obligations (other than contingent indemnification Obligations) shall be indefeasibly paid in full as a result of the consummation of the transactions contemplated thereby.

        9.8    Encumbrances.    Each Borrower shall not, and shall not permit any other Credit Party to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any security interest or lien with respect to any such assets or properties, except:

          (a)   the security interests and liens of Lender;

          (b)   liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or such other Credit Party, as the case may be and with respect to which adequate reserves have been set aside on its books;

          (c)   non-consensual statutory liens (other than liens securing the payment of taxes), landlord liens or mechanics liens arising in the ordinary course of such Borrower's or such other Credit Party's business to the extent: (i) such liens secure Indebtedness which is not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or such other Credit Party, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves as required by GAAP have been set aside on its books;

          (d)   zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of such Borrower or such other Credit Party as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;

          (e)   purchase money security interests in Equipment (including Capital Leases) to secure Indebtedness permitted under Section 9.9(b) hereof;

          (f)    pledges and deposits of cash by any Borrower after the date hereof in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security benefits consistent with the current practices of such Borrower as of the date hereof;

          (g)   pledges and deposits of cash by any Borrower after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations in each case in the ordinary course of business consistent with the current practices of such Borrower as of the date hereof; provided, that in connection with any performance bonds issued by a surety or other person, the issuer of such bond shall have waived in writing any rights in or to, or other interest in, any of the Collateral in an agreement, in form and substance reasonably satisfactory to Lender;

          (h)   liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by any Borrower located on the premises of such Borrower (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business of such Borrower and the precautionary UCC financing statement filings in respect thereof;

          (i)    judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default, provided, that, (i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, (iii) a stay of enforcement of any such liens is in effect and (iv) Lender may establish a Reserve with respect thereto;

          (j)    any such security interest, lien or other encumbrance created or incurred in connection with the cash collateralization of such Borrower's Existing Letters of Credit or any other letter of credit issued as permitted by this Agreement;

          (k)   any such subordinate security interest, lien or other encumbrance created or incurred in connection with the financing by such Borrower of any premiums of insurance required to be maintained hereunder;

          (l)    any other security interest, lien or other encumbrance (other than any security interest, lien or other encumbrance that would encumber any Accounts, Inventory or Eligible Equipment) created or incurred in connection with any Indebtedness not to exceed $500,000 in the aggregate;

          (m)  security interests and liens created or incurred in connection with the incurrence of Indebtedness consisting of the financing of insurance premiums permitted by Section 9.9(l) hereof; and

          (n)   the security interests and liens set forth in Section 23 of the Information Certificate.

        9.9    Indebtedness.    Each Borrower shall not, and shall not permit any other Credit Party to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person, except:

          (a)   the Obligations;

          (b)   purchase money Indebtedness (including Capital Leases) arising after the date hereof to the extent secured by purchase money security interests in Equipment (including Capital Leases) not to exceed $5,000,000 in the aggregate incurred by both Borrowers at any time outstanding so long as such security interests and mortgages do not apply to any property of such Borrower or such other Credit Party other than the Equipment so acquired and proceeds thereof, and the Indebtedness secured thereby does not exceed the cost of the Equipment so acquired, as the case may be;

          (c)   guarantees by any Subsidiary (that is a Credit Party) of such Borrower of the Obligations, or guarantees by any Borrower of the Obligations of any other Borrowers, in favor of Lender;

          (d)   unsecured Indebtedness of any Borrower arising after the date hereof to any third person (but not to any other Borrower), provided, that, each of the following conditions is satisfied: (i) such Indebtedness shall be on terms and conditions reasonably acceptable to Lender and shall be subject and subordinate in right of payment to the right of Lender to receive the prior indefeasible payment and satisfaction in full payment of all of the Obligations pursuant to the terms of an intercreditor agreement between Lender and such third party, in form and substance reasonably satisfactory to Lender, (ii) Lender shall have received not less than ten (10) days prior written notice of the intention of such Borrower to incur such Indebtedness, which notice shall set forth in reasonable detail reasonably satisfactory to Lender the amount of such Indebtedness, the person or persons to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information as Lender may request with respect thereto, (iii) Lender shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, (iv) except as Lender may otherwise agree in writing, all of the proceeds of the loans or other accommodations giving rise to such Indebtedness shall be paid to Lender, upon the occurrence and continuation of an Event of Default, for application to the Obligations in such order and manner as Lender may determine or at Lender's option, to be held as cash collateral for the Obligations, (v) in no event shall the aggregate principal amount of such Indebtedness incurred during the term of this Agreement exceed $35,000,000 (inclusive of the aggregate of such Indebtedness incurred, created, or assumed by each other Borrower or for which each other Borrower shall have become liable), (vi) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (vii) such Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto, except, that, such Borrower may amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith or otherwise make any covenant less restrictive or waive any Event of Default thereunder, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness (except pursuant to regularly scheduled payments permitted herein), or set aside or otherwise deposit or invest any sums for such purpose, and (viii) Borrowers shall furnish to Lender all notices or demands in connection with such Indebtedness either received by any Borrower or on its behalf promptly after the receipt thereof, or sent by any Borrower or on its behalf concurrently with the sending thereof, as the case may be;

          (e)   Indebtedness with respect to any Hedging Transactions; provided, that such arrangements are: (i) with any Bank Product Provider and (ii) were entered into for the purpose of protecting such Borrower or such other Credit Party against fluctuations in interest rates and not for speculative purposes;

          (f)    the Indebtedness set forth on Schedule 9.9 hereto;

          (g)   Indebtedness incurred or created in connection with Existing Letters of Credit or any letter of credit (other than any Letter of Credit) issued to such Borrower in the ordinary course of its business by any issuer other than Wachovia Bank, National Association or its successors and assigns;

          (h)   Guaranties by such Borrower or such Credit Party of any obligations of any other Borrower or Credit Party to the extent permitted hereunder;

          (i)    Guaranties by such Borrower of any obligations of any Joint Venture or Foreign Subsidiary or of Jazz WOFE; provided, that, (A) such Borrower shall be permitted to make investments in such Joint Venture, Foreign Subsidiary or Jazz WOFE pursuant to the terms of Section 9.10(h), and (B) immediately prior to and after giving effect to the execution or incurrence of any such guaranty, no Default or Event of Default shall have occurred and be continuing, and Borrowers' Excess Availability plus Qualified Cash shall be equal to or greater than $10,000,000;

          (j)    Indebtedness arising from agreements entered into by such Borrower in the ordinary course of business, providing for indemnification, purchase price adjustments, non-compete, consulting, deferred compensation, earn-outs or similar obligations, provided that the incurrence or creation thereof would not, or could not reasonably be expected to, have a Material Adverse Effect;

          (k)   Indebtedness incurred by such Borrower in the ordinary course of business in respect to netting services and otherwise in connection with deposit accounts, or in connection with endorsements for deposit or overdraft accounts;

          (l)    Indebtedness consisting of the financing of insurance premiums; and

          (m)  any other unsecured Indebtedness of any Borrower not to exceed $1,000,000 in the aggregate for all Borrowers.

        9.10    Loans, Investments, Etc.    Each Borrower shall not, and shall not permit any other Credit Party to, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or

Indebtedness or all or a substantial part of the assets or property of any person, or form or acquire any Subsidiaries, except:

          (a)   the endorsement of instruments for collection or deposits in the ordinary course of business;

          (b)   investments in cash or Cash Equivalents, provided, that if Lender is exercising control over the Blocked Accounts pursuant to Section 6.3(d) hereof, no Loans shall be outstanding and the terms and conditions of Section 5.2 hereof shall have been satisfied with respect to the deposit account, investment account or other account in which such cash or Cash Equivalents are held;

          (c)   the existing equity investments of each Borrower as of the date hereof in its Subsidiaries;

          (d)   loans and advances by any Borrower to its employees not to exceed the principal amount of $2,000,000 in the aggregate for both Borrowers at any time outstanding for: (i) reasonably and necessary work-related travel or other ordinary business expenses to be incurred by such employee in connection with their work for such Borrower and (ii) reasonable and necessary relocation expenses of such employees (including home mortgage financing for relocated employees);

          (e)   stock or obligations issued to any Borrower by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to such Borrower in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Lender, upon Lender's request, together with such stock power, assignment or endorsement by such Borrower as Lender may request;

          (f)    obligations of account debtors to any Borrower arising from Accounts which are past due evidenced by a promissory note or notes, as the case may be, made by such account debtor payable to such Borrower; provided, that promptly upon the receipt by such Borrower of the original of any such promissory note or notes with a face value in excess of $250,000 individually or $500,000 in the aggregate or upon the occurrence and continuation of an Event of Default, such promissory note or notes shall be endorsed to the order of Lender by such Borrower and promptly delivered to Lender as so endorsed;

          (g)   the loans and advances set forth on Schedule 9.10 hereto;

          (h)   (i) investments in the Joint Ventures as in effect on the Effective Date and future investments in the Joint Ventures, Foreign Subsidiaries or any other Credit Party (other than as permitted in clause (iii) of this Section 9.10(h)) during the term of this Agreement, and (ii) investments in Jazz WOFE pursuant to Operating Company's equity ownership in such entity as in effect on the Effective Date and future investments in Jazz WOFE during the term of this Agreement, and (iii) investments by Parent in Operating Company and investments by Operating Company (or any other Borrower other than Parent) in any of its Subsidiaries that is or becomes a Borrower hereunder; provided, that, after giving effect to any such future investments permitted in clauses (i) and (ii) of this Section 9.10(h), no Default or Event of Default shall have occurred and be continuing and Borrowers' Excess Availability plus Qualified Cash shall be equal to or greater than $10,000,000; and further provided, that the aggregate amount of all such investments permitted by clauses (i) and (ii) of this Section 9.10(h) shall not exceed $15,000,000; and further provided, that with respect to any investment by such Borrower (as permitted in clause (i) of this Section 9.10(h)) in any Credit Party that is a Subsidiary of such Borrower (other than a Foreign Subsidiary or a Joint Venture), such Subsidiary shall have executed and delivered a Guaranty and such other documents as Lender may reasonably request, each in form and substance satisfactory to Lender in its sole discretion.

          (i)    without otherwise limiting any of the foregoing, Borrowers may acquire all of the issued and outstanding capital stock of another Person, or all or substantially all of the assets of another Person or of a division of another Person (each, a "Target") and may form a new wholly-owned subsidiary (a "New Subsidiary") and make investments in such New Subsidiary ("Subsidiary Investments"), subject to the satisfaction in full of the following conditions precedent, as applicable:

            (i)    the subject Target shall be in the same, substantially related or complimentary type of business as Borrowers;

            (ii)   the aggregate sum of (A) the purchase price for the subject Target and any related Targets plus any other consideration payable by such Borrower in connection with the sale of the Target and any related Targets, excluding any earn-outs and similar contingent payments, excluding any obligations or indebtedness of the Target that are assumed (as permitted by Section 9.9 hereof), plus (B) the aggregate consideration for all Targets acquired by Borrowers prior to such acquisition, including any amounts invested as permitted pursuant to Section 9.10(h) hereof, shall not exceed $35,000,000 in the aggregate for all such acquisitions and investments;

            (iii)  thirty (30) days prior to, and as of the date of, the acquisition of the subject Target and any related Targets and after giving effect thereto, Borrowers' Excess Availability plus average Qualified Cash shall not be less than $15,000,000;

            (iv)  the subject Target shall be acquired in accordance with applicable laws free and clear of any security interest, mortgage, pledge, lien, charge or other encumbrance except as permitted in Section 9.8 hereof, and free and clear of any obligations or indebtedness except as permitted in Section 9.9 hereof;

            (v)   the subject Target and the Person acquiring the subject Target or the subject New Subsidiary, as applicable, if not a Borrower hereunder or a Foreign Subsidiary shall guaranty the Obligations, and the assets and Capital Stock of the subject Target and such Person or the subject New Subsidiary (provided that it is not a Foreign Subsidiary), as applicable, shall be pledged to Lender, all pursuant Section 5 hereof and a Guaranty executed by such New Subsidiary (provided that it is not a Foreign Subsidiary) and such other documents as Lender may reasonably request, each in form and substance reasonably satisfactory to Lender;

            (vi)  no Default or Event of Default shall have occurred and be continuing or would result from the acquisition of the subject Target or the making of the subject Subsidiary Investments (as applicable);

            (vii) Borrowers shall give prior written notice to Lender of the acquisition of the subject Target or the making of the subject Subsidiary Investments as soon as reasonably practicable, but in no event less than ten (10) calendar days prior to the closing thereof;

            (viii) Lender shall have received true, correct and complete copies of the acquisition agreement(s) for the subject Target and all exhibits, schedules, documents and other agreements relating thereto, together with such financial and other reasonably available information concerning the subject Target as Lender may reasonably request; and

            (ix)  Lender shall have received such further agreements, documents and instruments, and such further acts shall have been completed, with respect to the subject Target or New Subsidiary (as applicable), as required by Section 9.23 hereof;

at Borrowers' request, the subject Target or the Person acquiring the subject Target or the subject New Subsidiary (as applicable) may be added as a borrower hereunder, but only at the election of Lender; regardless of whether the subject Target or the Person acquiring the subject Target or the subject New Subsidiary (as applicable) is or becomes a Borrower hereunder, and regardless of whether the Accounts

(which term shall mean Accounts as applied to the subject Target or New Subsidiary for the purposes of this Section) of the subject Target or New Subsidiary qualify under the definition of "Eligible Accounts", the inclusion of such Accounts in Eligible Accounts and Collateral shall be subject to:

            (x)   the completion of a field examination and appraisals and other examinations similar in scope to those performed on the Collateral prior to the date thereof by Lender of the subject Target or New Subsidiary with results reasonably satisfactory to Lender;

            (xi)  such additional eligibility criteria, availability reserves and percentage advance rates as Lender shall establish in its commercially reasonable discretion in light of the foregoing appraisals and field examination; and

            (xii) the chief executive office and jurisdiction of organization of the subject Target or New Subsidiary (as applicable) shall be in the United States, and in any event, only those Accounts generated and invoiced from the United States or in Canada may be deemed Eligible Accounts.

          (j)    loans by a Borrower to any other Borrower after the date hereof, provided, that, as to all of such loans, (i) within thirty (30) days after the end of each fiscal month, Borrowers shall provide to Lender a report in form and substance reasonably satisfactory to Lender of the outstanding amount of such loans as of the last day of the immediately preceding month and indicating any loans made and payments received during the immediately preceding month, (ii) the Indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is promptly delivered to Lender upon its request to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Lender may reasonably require, (iii) as of the date of any such loan and after giving effect thereto, the Borrower making such loan shall be Solvent, and (iv) as of the date of any such loan and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing.

        9.11    Dividends and Redemptions.    Each Borrower shall not, and shall not permit any other Credit Party to, directly or indirectly, declare or pay any dividends on account of any shares of any class of any Capital Stock of such Borrower or such other Credit Party now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except that:

          (a)   any Borrower may (i) declare and pay such dividends or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock for consideration in the form of shares of common stock (so long as after giving effect thereto no Change of Control or other Default or Event of Default shall exist or occur and be continuing), and (ii) with respect to Capital Stock constituting Series A Preferred Stock or Series B Preferred Stock of Parent, as set forth in Parent's Amended and Restated Certificate of Incorporation, accrue dividends with respect to such Capital Stock at the rate set forth in such Certificate of Incorporation and declare and make payments of such dividends in the form of shares of such Capital Stock (so long as after giving effect thereto no Change of Control or other Default or Event of Default shall exist or occur and be continuing);

          (b)   Borrowers may pay dividends to the extent permitted in Section 9.12 below;

          (c)   (i) any Subsidiary of a Borrower (other than any such Subsidiary that is a Borrower) may pay dividends to such Borrower, and (ii) Operating Company may pay dividends to Parent for the purposes of paying (A) income or franchise taxes of Operating Company when due in an amount not to exceed the aggregate amount that Operating Company would be required to pay if it filed its own income or franchise taxes, (B) management fees, fees in consideration for 'Other Investment Banking Services" (as defined in the Carlyle Management Agreement) and expenses, pursuant to the Management Agreements, permitted to be paid as forth in Section 9.12(b) hereof and (C) operating expenses of Parent not to exceed $250,000 in the aggregate in any fiscal year;

          (d)   Borrowers may repurchase Capital Stock consisting of common stock held by employees pursuant to any employee stock ownership plan thereof upon the termination, retirement or death of any such employee in accordance with the provisions of such plan, provided, that, as to any such repurchase, each of the following conditions is satisfied: (i) as of the date of the payment for such repurchase and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (ii) such repurchase shall be paid with funds legally available therefor, (iii) such repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which any Borrower is a party or by which any Borrower or its property is bound, and (iv) the aggregate amount of all payments for such repurchases in any calendar year shall not exceed $5,000,000.

        9.12    Transactions with Affiliates.    Each Borrower shall not, directly or indirectly:

          (a)   purchase, acquire or lease any property from, or sell, transfer or lease any property to, any Affiliate of such Borrower, except as otherwise permitted in this Agreement (including without limitation clauses (b) and (c) of this Section 9.12) and except in the ordinary course of and pursuant to the reasonable requirements of such Borrower's business and upon fair and reasonable terms no less favorable to such Borrower than such Borrower would obtain in a comparable arm's length transaction with an unaffiliated person; or

          (b)   make any payments (whether by dividend, loan or otherwise) of management, consulting or other fees for management or similar services to any Affiliate of such Borrower, except as otherwise permitted in this Agreement (including without limitation clauses (a) and (c) of this Section 9.12) and except reasonable compensation to officers, employees and directors (including, without limitation, pursuant to transactions permitted by Sections 9.11(a), (c) and (d)), and management fees to TC Group, L.L.C., Conexant and/or their respective Affiliates pursuant to the Management Agreements for services rendered to such Borrower in the ordinary course of business, provided, that, the aggregate amount of all such payments of management fees pursuant to the Management Agreements in any fiscal year shall not exceed $750,000 and no Event of Default shall have occurred and be continuing; further provided, that, notwithstanding anything to the contrary in this clause (b), Parent may make payments (i) in respect of out-of-pocket expenses permitted by and pursuant to the Management Agreements and (ii) pursuant to the terms of the Carlyle Management Agreement, for fees in consideration of the "Other Investment Banking Services" (as defined in the Carlyle Management Agreement) provided to Parent in connection with any initial public offering of any Borrower or acquisition transaction, which initial public offering or acquisition transaction shall be permitted under this Agreement.

          (c)   enter into or permit to exist any transaction with any Affiliate of such Borrower, except as permitted by clauses (a) and (b) of this Section 9.12 and except for such transactions that are in connection with (i) the Conexant Lease Agreements, (ii) the Wafer Supply Agreements, (iii) the SiGe Technology License Agreements; (iv) the Contribution Agreement and (v) investments, asset transfers and guaranties with respect to the Joint Ventures, Foreign Subsidiaries, Credit Parties or Jazz WOFE that are permitted by Sections 9.7(a), 9.7(b)(iii), 9.7(b)(iv), 9.7(b)(vi), 9.7(b)(ix), 9.9(h), 9.9(i), 9.10(c), 9.10(h), 9.10(j) and 9.11.

        9.13    Compliance with ERISA.    Except as could not reasonably be expected to have a Material Adverse Effect, each Borrower shall, and shall cause each other Credit Party to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other

Federal and State law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) not terminate any Pension Plan so as to incur any material liability to the Pension Benefit Guaranty Corporation; (d) not allow or suffer to exist any prohibited transaction involving any Plan or any trust created thereunder which would subject such Borrower or such Credit Party to a material tax or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan; (f) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Pension Plan; (g) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; or (h) not allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any Plan that is a single employer plan, which termination could result in any material liability to the Pension Benefit Guaranty Corporation.

        9.14    End of Fiscal Years; Fiscal Quarters.    Each Borrower shall, for financial reporting purposes, cause its, and each of its Subsidiaries', (a) fiscal years to end on the Friday immediately prior to December 31 of each year and (b) fiscal quarters to end on the last Friday in March, June, September, and December of each year.

        9.15    Change in Business.    Each Borrower shall not engage in any business other than the business of such Borrower on the date hereof and any business reasonably related, ancillary or complimentary to the business in which such Borrower is engaged on the date hereof.

        9.16    Limitation of Restrictions Affecting Subsidiaries.    Each Borrower shall not, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of such Borrower to (a) pay dividends or make other distributions or pay any Indebtedness owed to such Borrower or any Subsidiary of such Borrower; (b) make loans or advances to such Borrower or any Subsidiary of such Borrower, (c) transfer any of its properties or assets to such Borrower or any Subsidiary of such Borrower, or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Borrower or any Subsidiary of such Borrower, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Borrower or any Subsidiary of such Borrower, (v) any agreement relating to permitted Indebtedness incurred by a Subsidiary of such Borrower prior to the date on which such Subsidiary was acquired by such Borrower and outstanding on such acquisition date, and (vi) the extension or continuation of contractual obligations in existence on the date hereof; provided, that any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Lender than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued.

        9.17    Fixed Charge Coverage Ratio.    During any period when the sum of Excess Availability plus Qualified Cash is equal to or less than $10,000,000, Borrowers shall maintain, on a consolidated basis, for each fiscal quarter, on a rolling four-quarter basis, a Fixed Charge Coverage Ratio of not less than 1.0 to 1.0.

        9.18    [Intentionally Blank].

        9.19    License Agreements.

          (a)   To the extent necessary to avoid the occurrence of a Material Adverse Effect, each Borrower shall (i) promptly and faithfully observe and perform all of the material terms, covenants, conditions and provisions of the material License Agreements to which it is a party to be observed and performed by it, at the times set forth therein, if any, (ii) not do, permit, suffer or refrain from doing anything that could reasonably be expected to result in a default under or breach of any of the terms of any material License Agreement, (iii) not cancel, surrender, modify, amend, waive or release any material License Agreement in any material respect or any term, provision or right of the licensee thereunder in any material respect, or consent to or permit to occur any of the foregoing; except, that, subject to Section 9.19(b) below, such Borrower may cancel, surrender or release any material License Agreement in the ordinary course of the business of such Borrower.

          (b)   To the extent necessary to avoid the occurrence of a Material Adverse Effect, each Borrower will either exercise any option to renew or extend the term of each material License Agreement to which it is a party in such manner as will cause the term of such material License Agreement to be effectively renewed or extended for the period provided by such option.

        9.20    Foreign Assets Control Regulations, Etc.    None of the requesting or borrowing of the Loans or the requesting or issuance, extension or renewal of any Letter of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 USC §1 et seq., as amended) (the "Trading With the Enemy Act") or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) (the "Foreign Assets Control Regulations") or any enabling legislation or executive order relating thereto (including, but not limited to (a) Executive order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the "Executive Order") and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56). None of the Borrowers or any of their Subsidiaries or other Affiliates is or will become a "blocked person" as described in the Executive Order, the Trading with the Enemy Act or the Foreign Assets Control Regulations or engages or will engage in any dealings or transactions, or be otherwise associated, with any such "blocked person".

        9.21    After Acquired Real Property.    If any Borrower hereafter acquires any owned Real Property, fixtures or any other property and such Real Property, fixtures or other property is adjacent to, contiguous with or necessary or related to or used in connection with any Real Property then subject to a mortgage, deed of trust or deed to secure debt, in favor of Lender pursuant to the terms hereof, or if such Real Property is not adjacent to, contiguous with or related to or used in connection with such Real Property, then if such owned Real Property, fixtures or other property at any location (or series of adjacent, contiguous or related locations, and regardless of the number of parcels) has a fair market value in an amount equal to or greater than $5,000,000 (or if an Event of Default exists and Lender so requests, then regardless of the fair market value of such assets), without limiting any other rights of Lender, or duties or obligations of any Borrower, promptly upon Lender's request, such Borrower shall execute and deliver to Lender a mortgage, deed of trust or deed to secure debt, as Lender may determine, in form and substance, and as to any provisions relating to specific state laws, reasonably satisfactory to Lender and in form appropriate for recording in the real estate records of the jurisdiction in which such Real Property or other property is located granting to Lender a first and only lien and mortgage on and security interest in such Real Property, fixtures or other property (except as such Borrower would otherwise be permitted to incur hereunder or as otherwise consented to in writing by Lender) and such other agreements, documents and instruments as Lender may reasonably require in connection therewith.

        9.22    Costs and Expenses.    Borrowers shall pay to Lender on demand (except as limited by clause (g) of this Section 9.22) all reasonable out-of-pocket costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, syndication, administration, collection, liquidation, enforcement and defense of the Obligations, Lender's rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated

(whether or not executed) or entered into in respect hereof and thereof, including: (a) all reasonable out-of-pocket costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) reasonable, out-of-pocket costs and expenses and fees for (i) insurance premiums, environmental audits, title insurance premiums, surveys, assessments, engineering reports and inspections if an Event of Default shall have occurred and be continuing, and (ii) appraisal fees and search fees, background checks, reasonable, out-of-pocket costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Lender's customary charges and fees with respect thereto; (c) charges, fees or expenses charged by any bank or issuer in connection with any Letter of Credit; (d) if an Event of Default has occurred and is continuing, reasonable, out-of-pocket costs and expenses of preserving and protecting the Collateral; (e) out-of-pocket costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Lender, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (f) (i) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Lender during the course of periodic field examinations of the Collateral and each Borrower's operations, which field examinations shall be conducted no more than two (2) times in any twelve (12) month period, except that, if the aggregate outstanding amount of Loans and Letter of Credit Obligations (other than Letter of Credit Obligations related to Existing Letters of Credit) shall be equal to or greater than $25,000,000 at any time, then such field examinations shall be conducted no more than three (3) times in any twelve (12) month period, and except that, on or after the occurrence and continuation of an Event of Default, such field examinations shall be conducted at any time or times as Lender may require, plus (ii) a per diem charge at Lender's then standard rate for Lender's examiners in the field and office (which rate as of the date hereof is $850.00 per person per day); provided, that the parties hereto agree that the aggregate of all such out-of-pocket expenses set forth in clause (i) of this subsection (f) and all such per diem charges set forth in clause (ii) of this subsection (f) above shall not exceed $12,500 per calendar year hereafter unless an Event of Default shall have occurred and be continuing; and (g) the reasonable, out-of-pocket fees and disbursements of counsel (including legal assistants) to Lender in connection with any of the foregoing, which fees and disbursements of counsel (i) shall be payable by Borrowers within thirty (30) days after receipt of an invoice therefor, and (ii) if not paid within such period or if Lender shall not have received within such period a written notice from Borrowers of any specific exceptions thereto and such exceptions are not resolved within thirty (30) days thereafter, shall be charged directly to the loan account(s) of any Borrower pursuant to Section 6.4(b) hereof.

        9.23    Further Assurances.    At the request of Lender at any time and from time to time, each Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Lender may at any time and from time to time request a certificate from an officer of each Borrower representing that all conditions precedent to the making of Loans and providing Letters of Credit contained in Section 4.2 hereof are satisfied. In the event of such request by Lender, Lender may, at its option, cease to make any further Loans or provide any further Letters of Credit until Lender has received such certificate and, in addition, Lender has determined that such conditions are satisfied.

SECTION 10. EVENTS OF DEFAULT AND REMEDIES

        10.1    Events of Default.    The occurrence or existence of any one or more of the following events are referred to herein individually as an "Event of Default", and collectively as "Events of Default":

          (a)   (i) any Borrower fails to pay any of the Obligations when due and such failure shall continue for two (2) Business Days, or (ii) any Borrower fails to perform any of the covenants contained in Sections 7.2, 7.3, 7.4, 9.1(b), 9.1(c), 9.2, 9.3, 9.4, 9.6, 9.13, 9.14, 9.15, 9.16 and 9.21 of this Agreement or in any other Financing Agreement and such failure shall continue for thirty (30) days; provided, that such thirty (30) day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such thirty (30) day period or which has been the subject of two (2) prior failures within a twelve (12) month period or (B) a willful breach by any Borrower of Section 7.2 hereof, or (iii) any Borrower fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above;

          (b)   any representation, warranty or statement of fact made by any Borrower or any Obligor to Lender in this Agreement, the other Financing Agreements or any other written agreement, schedule, Borrowing Base Certificate or otherwise shall when made or deemed made be false or misleading in any material respect;

          (c)   any Obligor revokes or terminates, or purports to revoke or terminate, or fails to perform any of the terms, covenants, conditions or provisions of, any guarantee of the Obligations, endorsement or other agreement of such party in favor of Lender

          (d)   any judgment for the payment of money is rendered against any Borrower or any Obligor in excess of $2,500,000 in any one case or in excess of $5,000,000 in the aggregate (to the extent not covered by insurance) and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Borrower, any Obligor or any of the Collateral having a value in excess of $2,500,000;

          (e)   Operating Company dissolves or suspends or discontinues doing business such that such dissolution, suspension or discontinuation would, or would reasonably be likely to, have a Material Adverse Effect;

          (f)    any Borrower or any Obligor makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them;

          (g)   a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower, any Obligor or all or a substantial part of its properties and such petition or application is not dismissed within sixty (60) days after the date of its filing or any Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

          (h)   a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed (i) by any Borrower or any Obligor seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts, or (ii) against all or any part of the Collateral constituting Accounts, Equipment, deposit accounts and proceeds thereof; provided that, notwithstanding anything to the contrary in this clause (h), any such case or proceeding filed by any Borrower or Obligor as set forth in subclause (i) above shall constitute an Event of Default;

          (i)    any default in respect of any Indebtedness for borrowed money of any Borrower or any Obligor (other than Indebtedness owing to Lender hereunder), in any case in an amount in excess of $5,000,000, which default continues for more than the applicable cure period, if any, with respect thereto and/or is not waived in writing by the other parties thereto;

          (j)    any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Lender) in accordance with its terms, or any Borrower or other Credit Party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any material provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Financing Agreements shall cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);

          (k)   an ERISA Event shall occur which results in or could reasonably be expected to result in a Material Adverse Effect;

          (l)    any Change of Control;

          (m)  the indictment by any Governmental Authority of any Borrower or any Obligor of which any Borrower, any Obligor or Lender receives notice, as to which there is a reasonable possibility of an adverse determination under any criminal statute or commencement of criminal or civil proceedings against such Borrower, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of $1,000,000 or (ii) any other property of any Borrower which is necessary or material to the conduct of its business; or

          (n)   there shall be an event of default under any of the other Financing Agreements.

        10.2    Remedies.

          (a)   At any time an Event of Default exists or has occurred and is continuing, Lender shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Lender hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Lender's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower of this Agreement or any of the other Financing Agreements. Lender may, at any time or times, proceed directly against any Borrower or any Obligor to collect the Obligations without prior recourse to any Obligor or any of the Collateral.

          (b)   Without limiting the generality of the foregoing, at any time an Event of Default exists or has occurred and is continuing, Lender may upon notice to Borrowers, accelerate the payment of all Obligations and demand immediate payment thereof to Lender (provided, that, upon the occurrence and continuation of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable).

          (c)   Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Lender may (i) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (ii) require any Borrower, at Borrowers' expense, to assemble and make available to Lender any part or all of the Collateral at any place and time designated by Lender, (iii) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (iv) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (v) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Lender or elsewhere) at such prices or terms as Lender may deem reasonable, for cash, upon credit or for future delivery, with the Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Borrower, which right or equity of redemption is hereby expressly waived and released by each Borrower and/or (vi) terminate this Agreement. If any of the Collateral is sold or leased by Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Lender. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Lender to Borrowers designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and each Borrower waives any other notice. In the event Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Borrower waives the posting of any bond which might otherwise be required. At any time an Event of Default exists or has occurred and is continuing, upon Lender's request, Borrowers shall furnish cash collateral to Lender for the Letter of Credit Obligations. Such cash collateral shall be in the amount equal to one hundred two percent (102%) of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the Letters of Credit giving rise to such Letter of Credit Obligations.

          (d)   At any time or times that an Event of Default exists or has occurred and is continuing, Lender may enforce the rights of any Borrower against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables. Without limiting the generality of the foregoing, Lender may, in its discretion, at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Lender and that Lender has a security interest therein and Lender may direct any or all account debtors, secondary obligors and other obligors to make payment of Receivables directly to Lender, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Lender shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto (other than gross negligence or willful misconduct) and (iv) take whatever other action Lender may deem necessary or desirable for the protection of its interests. At any time that an Event of Default exists or has occurred and is continuing, at Lender's request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Lender and are payable directly and only to Lender and Borrowers shall deliver to Lender such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Lender may require. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrowers shall, upon Lender's request, hold the returned Inventory in trust for Lender, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Lender's instructions, and not issue any credits, discounts or allowances with respect thereto without Lender's prior written consent.

          (e)   To the extent that applicable law imposes duties on Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Borrower acknowledges and agrees that it is not commercially unreasonable for Lender (i) to fail to incur expenses reasonably deemed significant by Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as any Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Lender against risks of loss, collection or disposition of Collateral or to provide to Lender a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Lender, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Lender in the collection or disposition of any of the Collateral. Each Borrower acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Lender would not be commercially unreasonable in the exercise by Lender of remedies against the Collateral and that other actions or omissions by Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Borrower or to impose any duties on Lender that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

          (f)    For the purpose of enabling Lender to exercise the rights and remedies hereunder, each Borrower hereby grants to Lender, to the extent assignable, an irrevocable, non-exclusive license (exercisable at any time an Event of Default shall exist or have occurred and for so long as the same is continuing) without payment of royalty or other compensation to any Borrower, to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by any Borrower, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

          (g)   At any time an Event of Default exists or has occurred and is continuing, Lender may apply the cash proceeds of Collateral actually received by Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in accordance with the terms hereof, whether or not then due or may hold such proceeds as cash collateral for the Obligations. Each Borrower shall remain liable to Lender for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys' fees and expenses.

          (h)   Without limiting the foregoing, upon the occurrence and continuation of a Default or an Event of Default, (i) Lender may without notice, (A) cease making Loans or arranging for Letters of Credit or reduce the lending formulas or amounts of Loans and Letters of Credit available to Borrowers and/or (B) terminate any provision of this Agreement providing for any future Loans or Letters of Credit to be made by Lender to Borrowers and (ii) Lender may, at its option, establish such Reserves as Lender determines, without limitation or restriction, notwithstanding anything to the contrary contained herein.

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

        11.1    Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver; California Judicial Reference.

          (a)   The validity, interpretation and enforcement of this Agreement and the other Financing Agreements (except as otherwise provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of California but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of California.

          (b)   Each Borrower and Lender irrevocably consent and submit to the non-exclusive jurisdiction of the state and federal courts located in Los Angeles County, California, whichever Lender may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Lender shall have the right to bring any action or proceeding against any Borrower or its property in the courts of any other jurisdiction which Lender deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Borrower or its property).

          (c)   Each Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Lender's option, by service upon any Borrower in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, such Borrower shall appear in answer to such process, failing which such Borrower shall be deemed in default and judgment may be entered by Lender against such Borrower for the amount of the claim and other relief requested.

          (d)   EACH OF THE BORROWERS AND LENDER HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS

  OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF BORROWER AND LENDER HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY BORROWER OR LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

          (e)   IF ANY ACTION OR PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO (INCLUDING WITHOUT LIMITATION ANY OTHER FINANCING AGREEMENT), (i) THE COURT SHALL, AND IS HEREBY DIRECTED TO, MAKE A GENERAL REFERENCE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638 TO A REFEREE OR REFEREES TO HEAR AND DETERMINE ALL OF THE ISSUES IN SUCH ACTION OR PROCEEDING (WHETHER OF FACT OR OF LAW) AND TO REPORT A STATEMENT OF DECISION, PROVIDED THAT AT THE OPTION OF LENDER, ANY SUCH ISSUES PERTAINING TO A "PROVISIONAL REMEDY" AS DEFINED IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1281.8 SHALL BE HEARD AND DETERMINED BY THE COURT, AND (ii) BORROWERS SHALL BE JOINTLY AND SEVERALLY RESPONSIBLE TO PAY ALL FEES AND EXPENSES OF ANY REFEREE APPOINTED IN SUCH ACTION OR PROCEEDING.

          (f)    Lender shall not have any liability to any Borrower (whether in tort, contract, equity or otherwise) for losses suffered by such Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined that the losses were the result of acts or omissions constituting gross negligence or willful misconduct of Lender. In any such litigation, Lender shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement. Each Borrower: (i) certifies that neither Lender nor any representative, agent or attorney acting for or on behalf of Lender has represented, expressly or otherwise, that Lender would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, Lender is relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.

        11.2    Amendments and Waivers.    Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of each Borrower and by (a) an authorized officer of Lender or (b) if Lender has sold or assigned any part of the Loans or the Letters of Credit to two or more other Lenders pursuant to Section 13.6 hereof, an authorized officer of each of the Lenders comprising the Required Lenders, as the case may be; provided, however, that in the event that Lender has made any such sale or assignment described in clause (b) above, no such amendment, modification, waiver, or discharge shall, without the consent of all of the Lenders: (i) reduce the interest rate or any fees or extend the time of payment of principal, interest or any fees or reduce the principal amount of any Loan or Letter of Credit; (ii) change any percentage specified in the definition of Required Lenders; (iii) amend, modify or waive any terms of this Section 11.2; or (iv) increase the advance rates constituting part of the Borrowing Base or increase the Accounts Sublimit, the Equipment Sublimit, the

Letter of Credit Limit or the Maximum Credit. Neither Lender nor any of the other Lenders, as the case may be, shall, by any act, delay, omission or otherwise, be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Lender or each of the Lenders comprising the Required Lenders, as this Section may require. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Lender or the Required Lenders, as the case may be, of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Lender, any of the other Lenders or the Required Lenders, as the case may be, would otherwise have on any future occasion, whether similar in kind or otherwise.

        11.3    Waiver of Counterclaims.    Each Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

        11.4    Indemnification.    Each Borrower shall, jointly and severally, indemnify and hold Lender, and its officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an "Indemnitee"), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the reasonable, out-of-pocket fees and expenses of counsel except that Borrowers shall not have any obligation under this Section 11.4 to indemnify an Indemnitee with respect to a matter covered hereby resulting from the gross negligence or willful misconduct of such Indemnitee or such Indemnitee's officers, directors, agents, employees, advisors, counsel or Affiliates (but without limiting the obligations of Borrowers as to any other Indemnitee). To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrowers shall pay the maximum portion which it is permitted to pay under applicable law to Lender in satisfaction of indemnified matters under this Section. To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby. No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or any of the other Financing Agreements or the transaction contemplated hereby or thereby. All amounts due under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

SECTION 12. JOINT AND SEVERAL LIABILITY; SURETYSHIP WAIVERS; ETC.

        12.1    Independent Obligations; Subrogation.    The Obligations of each Borrower hereunder are joint and several. To the maximum extent permitted by law, each Borrower hereby waives any claim, right or remedy which such Borrower now has or hereafter acquires against any other Borrower that arises hereunder including, without limitation, any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right or remedy of Lender against any Borrower or any Collateral which Lender now has or hereafter acquires, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise until the Obligations are fully paid and finally discharged. In addition, each Borrower hereby waives any right to proceed against the other Borrowers, now or hereafter, for contribution, indemnity, reimbursement, and any other suretyship rights and claims, whether direct or indirect, liquidated or contingent, whether arising under express or implied contract or by operation of law, which any Borrower may now have or hereafter have as against the other Borrowers with respect to the Obligations until the Obligations are fully paid and finally discharged. Each Borrower also hereby waives any rights of recourse to or with respect to any asset of the other Borrowers until the Obligations are fully paid and finally discharged.

        12.2    Authority to Modify Obligations and Security.    Each Borrower authorizes Lender, without notice or demand and without affecting any Borrowers' liability hereunder, from time to time, whether before or after any notice of termination hereof or before or after any default in respect of the Obligations, to: (a) renew, extend, accelerate, or otherwise change the time for payment of, or otherwise change any other term or condition of, any document or agreement evidencing or relating to any Obligations as such Obligations relate solely to the other Borrowers, including, without limitation, to increase or decrease the rate of interest thereon; (b) accept, substitute, waive, defease, increase, release, exchange or otherwise alter any Collateral, in whole or in part, securing the other Borrowers' Obligations; (c) apply any and all such Collateral of the other Borrowers and direct the order or manner of sale thereof as Lender, in its sole discretion, may determine; (d) deal with the other Borrowers as Lender may elect; (e) in Lender's sole discretion, settle, release on terms satisfactory to them, or by operation of law or otherwise, compound, compromise, collect or otherwise liquidate any of the other Borrowers' Obligations and/or any of the Collateral in any manner, and bid and purchase any of the collateral at any sale thereof; (vi) apply any and all payments or recoveries from the other Borrowers as Lender, in its sole discretion, may determine, whether or not such indebtedness relates to the Obligations; all whether such Obligations are secured or unsecured or guaranteed or not guaranteed by others; and (vii) apply any sums realized from Collateral furnished by the other Borrowers upon any of its indebtedness or obligations to Lender as Lender, in its sole discretion, may determine, whether or not such indebtedness relates to the Obligations; all without in any way diminishing, releasing or discharging the liability of any Borrower hereunder.

        12.3    Waiver of Defenses.    Upon and during the continuation of an Event of Default by any Borrower in respect of any Obligations, Lender may, at its option and without notice to any Borrower, proceed directly against any Borrower to collect and recover the full amount of the liability hereunder, or any portion thereof, and each Borrower waives any right to require Lender to: (a) proceed against the other Borrowers or any other person whomsoever; (b) proceed against or exhaust any Collateral given to or held by Lender in connection with the Obligations; (c) give notice of the terms, time and place of any public or private sale of any of the Collateral except as otherwise provided herein; or (d) pursue any other remedy in Lender's power whatsoever. A separate action or actions may be brought and prosecuted against any Borrower whether or not action is brought against the other Borrowers and whether the other Borrowers be joined in any such action or actions; and each Borrower waives the benefit of any statute of limitations affecting the liability hereunder or the enforcement hereof, and agrees that any payment of any Obligations or other act which shall toll any statute of limitations applicable thereto shall similarly operate to toll such statute of limitations applicable to the liability hereunder.

        12.4    Exercise of Lender's Rights.    Each Borrower hereby authorizes and empowers Lender in its sole discretion, without any notice or demand to such Borrower whatsoever and without affecting the liability of such Borrower hereunder, to exercise any right or remedy which Lender may have available to it against the other Borrowers.

        12.5    Additional Waivers.    Each Borrower waives any defense arising by reason of any disability or other defense of the other Borrowers or by reason of the cessation from any cause whatsoever of the liability of the other Borrowers or by reason of any act or omission of Lender or others which directly or indirectly results in or aids the discharge or release of the other Borrowers or any Obligations or any Collateral by operation of law or otherwise. The Obligations shall be enforceable against each Borrower without regard to the validity, regularity or enforceability of any of the Obligations with respect to any of the other Borrowers or any of the documents related thereto or any collateral security documents securing any of the Obligations. No exercise by Lender of, and no omission of Lender to exercise, any power or authority recognized herein and no impairment or suspension of any right or remedy of Lender against any Borrower or any Collateral shall in any way suspend, discharge, release, exonerate or otherwise affect any of the Obligations or any Collateral furnished by the Borrowers or give to the Borrowers any right of recourse against Lender. Each Borrower specifically agrees that the failure of Lender: (a) to perfect any lien on or security interest in any property heretofore or hereafter given any Borrower to secure payment of the Obligations, or to record or file any document relating thereto or (b) to file or enforce a claim against the estate (either in administration, bankruptcy or other proceeding) of any Borrower shall not in any manner whatsoever terminate, diminish, exonerate or otherwise affect the liability of any Borrower hereunder.

        12.6    Additional Indebtedness.    Additional Obligations may be created from time to time at the request of any Borrower and without further authorization from or notice to any other Borrower even though the borrowing Borrower's financial condition may deteriorate since the date hereof. Each Borrower waives the right, if any, to require Lender to disclose to such Borrower any information it may now have or hereafter acquire concerning the other Borrowers' character, credit, Collateral, financial condition or other matters. Each Borrower has established adequate means to obtain from the other Borrowers, on a continuing basis, financial and other information pertaining to such Borrower's business and affairs, and assumes the responsibility for being and keeping informed of the financial and other conditions of the other Borrowers and of all circumstances bearing upon the risk of nonpayment of the Obligations which diligent inquiry would reveal. Lender shall not need to inquire into the powers of any Borrower or the authority of any of their respective officers, directors, partners or agents acting or purporting to act in their behalf, and any Obligations created in reliance upon the purported exercise of such power or authority is hereby guaranteed. All Obligations of each Borrower to Lender heretofore, now or hereafter created shall be deemed to have been granted at each Borrower's special insistence and request and in consideration of and in reliance upon this Agreement.

        12.7    Waiver of Notices.    Each Borrower hereby expressly waives diligence, all rights of setoff and counterclaim against Lender, and all demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, including notice of the existence, creation or incurring of any new or additional Obligations, except such as are expressly provided for herein. No notice to or demand on any Borrower which Lender may elect to give shall entitle such Borrower to any other or further notice or demand in the same, similar or other circumstances.

        12.8    Subordination.    Except as otherwise provided in this Section 12.8, and except for expenses paid by one Borrower for the other Borrower's benefit, any indebtedness of any Borrower now or hereafter owing to any other Borrower is hereby subordinated to the Obligations, whether heretofore, now or hereafter created, and whether before or after notice of termination hereof, and, following the occurrence and during the continuation of an Event of Default, no Borrower shall, without the prior consent of Lender, pay in whole or in part any of such indebtedness nor will any such Borrower accept any payment of or on account of any such indebtedness at any time while such Borrower remains liable hereunder. At the request of Lender, after the occurrence and during the continuance of an Event of Default, each Borrower shall pay to Lender all or any part of such subordinated indebtedness and any amount so paid to Lender at its request shall be applied to payment of the Obligations. Each payment on the indebtedness of any Borrower to the other Borrowers received in violation of any of the provisions hereof shall be deemed to have been received by any other Borrower as trustee for Lender and shall be paid over to Lender immediately on account of the Obligations, but without otherwise affecting in any manner any such Borrower's liability under any of the provisions of this Agreement. Each Borrower agrees to file all claims against the other Borrowers in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any indebtedness of the other Borrowers to such Borrower, and Lender shall be entitled to all of any such Borrower's rights thereunder. If for any reason, after Lender's request pertaining to any such filing, any such Borrower fails to file such claim at least thirty (30) days prior to the last date on which such claim should be filed, Lender, as such Borrower's attorney-in-fact, is hereby authorized to do so in Borrowers' name or, in Lender's discretion, to assign such claim to, and cause a proof of claim to be filed in the name of, Lender's nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to Lender the full amount payable on the claim in the proceeding, and to the full extent necessary for that purpose any such Borrower hereby assigns to Lender all such Borrower's rights to any payments or distributions to which such Borrower otherwise would be entitled. If the amount so paid is greater than any such Borrower's liability hereunder, Lender will pay the excess amount to the person legally entitled thereto.

        12.9    Revival.    If any payments of money or transfers of property made to Lender by any Borrower should for any reason subsequently be declared to be fraudulent (within the meaning of any state or federal law relating to fraudulent conveyances), preferential or otherwise voidable or recoverable in whole or in part for any reason (hereinafter collectively called "voidable transfers") under the Bankruptcy Code or any other federal or state law and Lender is required to repay or restore any such voidable transfer, or the amount or any portion thereof, then as to any such voidable transfer or the amount repaid or restored and all reasonable costs and expenses (including reasonable attorneys' fees) of Lender related thereto, such Borrower's liability hereunder shall automatically be revived, reinstated and restored and shall exist as though such voidable transfer had never been made to Lender.

        12.10    Understanding of Waivers.    Each Borrower warrants and agrees that the waivers set forth in this Section 12 are made with full knowledge of their significance and consequences. If any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by law.

SECTION 13. TERM OF AGREEMENT; MISCELLANEOUS

        13.1    Term.

          (a)   This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date three (3) years from the date hereof (the "Renewal Date"), and from year to year thereafter, unless sooner terminated pursuant to the terms hereof. Lender or Borrowers may terminate this Agreement and the other Financing Agreements, in each case, effective on the Renewal Date or on the anniversary of the Renewal Date in any year by giving to the other party at least sixty (60) days prior written notice; provided, that this Agreement and all other Financing Agreements must be terminated simultaneously. In addition, Borrowers may terminate this Agreement at any time upon five (5) to thirty (30) days' prior written notice to Lender (which notice shall be irrevocable) and Lender may terminate this Agreement at any time that an Event of Default has occurred and is continuing. Upon the Renewal Date (unless this Agreement is not terminated on the Renewal Date) or any other effective date of termination of the Financing Agreements, Borrowers shall pay to Lender all outstanding and unpaid Obligations and shall furnish cash collateral to Lender (or at Lender's option, a letter of credit issued for the account of Borrowers and at Borrowers' expense, in form and substance satisfactory to Lender, by an issuer acceptable to Lender and payable to Lender as beneficiary) in such amounts as Lender determines are reasonably necessary to secure Lender from loss, cost, damage or expense, including reasonable attorneys' fees and expenses, in connection with any contingent Obligations that are known or ascertainable or that are likely to ripen, including issued and outstanding Letter of Credit Obligations and checks or other payments provisionally credited to the Obligations and/or as to which Lender has not yet received final and indefeasible payment and any continuing obligations of Lender pursuant to any Deposit Account Control Agreement. The amount of such cash collateral (or letter of credit, as Lender may determine) as to any Letter of Credit Obligations shall be in the amount equal to one hundred two percent (102%) of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the Letters of Credit giving rise to such Letter of Credit Obligations. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the Lender Payment Account or such other bank account of Lender, as Lender may, in its discretion, designate in writing to Borrowers for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to the Lender Payment Account or other bank account designated by Lender are received in such bank account later than 12:00 noon, Pasadena, California time.

          (b)   No termination of this Agreement or any of the other Financing Agreements shall relieve or discharge any Borrower of its duties, obligations and covenants under this Agreement or any of the other Financing Agreements until all Obligations (other than contingent indemnification Obligations) have been fully discharged and paid, and Lender's continuing security interest in the Collateral and the rights and remedies of Lender hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations (other than contingent indemnification Obligations) have been fully discharged and paid. Accordingly, each Borrower waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and Lender shall not be required to send such termination statements to Borrowers, or to file them with any filing office, (i) unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid and satisfied in full in immediately available funds, and (ii) except in the case of any sale or other disposition of such Collateral permitted pursuant to Section 9.7 hereof.

        13.2    Interpretative Provisions.

          (a)   All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

          (b)   All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

          (c)   All references to any Borrower and Lender pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

          (d)   The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

          (e)   The word "including" when used in this Agreement shall mean "including, without limitation" and the word "will" when used in this Agreement shall be construed to have the same meaning and effect as the word "shall".

          (f)    An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.2 or is cured in a manner satisfactory to Lender, if such Event of Default is capable of being cured as determined by Lender.

          (g)   All references to the term "good faith" used herein when applicable to Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned. Borrowers shall have the burden of proving any lack of good faith on the part of Lender alleged by any Borrower at any time.

          (h)   Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Borrowers most recently received by Lender prior to the date hereof. Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term "unqualified opinion" as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is unqualified and also does not include any explanation, supplemental comment or other comment concerning the ability of the applicable person to continue as a going concern or the scope of the audit.

          (i)    In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including", the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including".

          (j)    Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

          (k)   The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

          (l)    This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

          (m)  This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Borrowers and counsel to Lender, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Lender merely because of Lender's involvement in their preparation.

          (n)   Unless otherwise expressly provided this Agreement or in the other Financing Agreements, Article, Section, Exhibit and Schedule references herein and therein are to the Financing Agreement in which such reference appears.

        13.3    Notices.

          (a)   All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. Notices delivered through electronic communications shall be effective to the extent set forth in Section 13.3(b) below. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to any Borrower:	Jazz Semiconductor, Inc. 4321 Jamboree Road Newport Beach, California 92660 Attention: Mark Plesac Telephone No.: (949) 435-8304 Telecopy No.: (949) 435-8200
with a copy to:	Latham & Watkins, LLP 555 Eleventh Street, N.W., Suite 1000 Washington, D.C. 20004 Attention: Jennifer Van Driesen Telephone No.: (202) 637-2252 Telecopy No.: (202) 637-2207
If to Lender:	Wachovia Capital Finance Corporation (Western) 251 South Lake Avenue, Suite 900 Pasadena, California 91101 Attention: Portfolio Manager Telephone No.: (626) 304-4900 Telecopy No.: (626) 304-4969
with a copy to:	Mayer, Brown, Rowe & Maw LLP 350 South Grand Avenue, 25th Floor Los Angeles, California 90071 Attention: Marshall Stoddard Telephone No.: (213) 229-9500 Telecopy No.: (213) 625-0248

          (b)   Notices and other communications to Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Lender or as otherwise determined by Lender. Unless Lender otherwise requires, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided, that, if such notice or other communication is not given during the normal business hours of the recipient, such notice shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communications is available and identifying the website address therefor.

        13.4    Partial Invalidity.    If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

        13.5    Confidentiality.

          (a)   Lender shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices,

  any non-public information supplied to it by any Borrower or any Obligor pursuant to this Agreement, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, in connection with any litigation to which Lender is a party, (iii) to any participant (or prospective participant) or to any Affiliate of Lender so long as such participant (or prospective participant) or Affiliate shall have been instructed to treat such information as confidential in accordance with this Section 13.5, or (iv) subject to this Section 13.5, to counsel for Lender, any Affiliate of Lender or any participant (or prospective participant).

          (b)   In the event that Lender receives a request or demand to disclose any confidential information pursuant to any subpoena or court order, Lender, as the case may be, agrees (i) to the extent permitted by applicable law or if permitted by applicable law, to the extent Lender determines in good faith that it will not create any risk of liability to Lender, Lender will promptly notify Borrowers of such request so that Borrowers may seek a protective order or other appropriate relief or remedy and (ii) if disclosure of such information is required, disclose such information and, subject to reimbursement by Borrowers of Lender's expenses, cooperate with Borrowers in the reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which Borrowers so designates, to the extent permitted by applicable law or if permitted by applicable law, to the extent Lender determines in good faith that it will not create any risk of liability to Lender.

          (c)   In no event shall this Section 13.5 or any other provision of this Agreement, any of the other Financing Agreements or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by any Borrower, any Obligor or any third party or otherwise becomes generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Lender (or any Affiliate of Lender) on a non-confidential basis from a person other than a Borrower or an Obligor, (iii) to require Lender to return any materials furnished by a Borrower or an Obligor to Lender or prevent Lender from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of Lender under this Section 13.5 shall supersede and replace the obligations of Lender under any confidentiality letter signed prior to the date hereof or any other arrangements concerning the confidentiality of information provided by any Borrower or any Obligor to Lender. In addition, Lenders may disclose information relating to this Agreement to Gold Sheets and other similar bank trade publications, with such information to consist of deal terms and other information customarily found in such publications and the use of the name, logos and other insignia of each Borrower and Obligor in any "tombstone" or comparable advertising, on its website or in other marketing materials of Lender or its Affiliates.

        13.6    Successors.    This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Lender, Borrowers and their respective permitted successors and assigns, provided that, except as otherwise permitted hereunder, no Borrower may assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Lender. Any such purported assignment without such express prior written consent shall be void. Lender may, with the prior written consent of Borrowers (which consent shall not be unreasonably withheld or delayed), assign its rights and delegate its obligations under this Agreement and the other Financing Agreements and further may assign, or sell participations in, all or any part of the Loans, the Letters of Credit or any other interest herein to another financial institution or other person on terms and conditions acceptable to Lender, provided, that, (a) in the event of any such assignment of rights, delegation of obligations or sale of participations or other interest by Lender to any Affiliate or Affiliates of Lender, (b) in the event of any such sale or assignment in connection with the merger, consolidation, sale, transfer or other disposition of all or any substantial portion of Lender's business, loan portfolio or other assets or (c) after the occurrence and during the continuation of an Event of Default, no such consent from Borrowers shall be required.

        13.7    Entire Agreement.    This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

        13.8    USA Patriot Act.    Lender hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001) (the "Act"), it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of each Borrower and other information that will allow Lender to identify each Borrower in accordance with the Act and any other applicable law. Each Borrower is hereby advised that any Loans or Letters of Credit hereunder are subject to satisfactory results of such verification.

        13.9    Counterparts, Etc.    This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements. Any party delivering an executed counterpart of any such agreement by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

[Remainder of Page Intentionally Blank]

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered by its officers thereunto duly authorized as of the date first above written.

JAZZ SEMICONDUCTOR, INC., as a Borrower
By:	/s/ BRENT D. JENSEN
Name:	Brent D. Jensen
Title:	CFO

NEWPORT FAB, LLC, as a Borrower
By:	/s/ BRENT D. JENSEN
Name:	Brent D. Jensen
Title:	CFO

WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN), as Lender
By:	/s/ JEFF SCOTT
Name:	Jeff Scott
Title:	V.P.

EXHIBIT A
TO
LOAN AND SECURITY AGREEMENT

Information Certificate

[See Attached]

A-1

EXHIBIT B
TO
LOAN AND SECURITY AGREEMENT

Compliance Certificate

To:
Wachovia Capital Finance Corporation (Western)
251 South Lake Avenue, Suite 900
Pasadena, California 91101
Attention: Portfolio Manager

Ladies and Gentlemen:

        I hereby certify to you on behalf of the Borrowers pursuant to Section 9.6 of the Loan Agreement (as defined below) as follows:

        1.     I am the duly elected Chief Financial Officer of Jazz Semiconductor, Inc., a Delaware corporation, and Newport Fab, LLC, a Delaware limited liability company (collectively, "Borrowers"). Capitalized terms used herein without definition shall have the meanings given to such terms in the Loan and Security Agreement, dated as of January 6, 2006, by and among Wachovia Capital Finance Corporation (Western), a California corporation ("Lender"), and Borrowers (as such Loan and Security Agreement is amended, modified or supplemented, from time to time, the "Loan Agreement").

        2.     I have reviewed the terms of the Loan Agreement, and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and the financial condition of Borrowers and each of their Subsidiaries, during the immediately preceding fiscal quarter.

        3.     The review described in Section 2 above did not disclose the existence at the end of such fiscal quarter, and I have no knowledge of the existence and continuance on the date hereof, of any condition or event which constitutes a Default or an Event of Default, except as set forth on Schedule I attached hereto. Described on Schedule I attached hereto are the exceptions, if any, to this Section 3 listing, in detail, the nature of the condition or event, the period during which it has existed and the action which any Borrower, any Obligor or any other Credit Party has taken, is taking, or proposes to take with respect to such condition or event.

        4.     I further certify that, based on the review described in Section 2 above, no Borrower, Obligor or other Credit Party has at any time during or at the end of such fiscal quarter, except as specifically described on Schedule II attached hereto or as permitted by the Loan Agreement, done any of the following:

          (a)   Changed its corporate name (other than as previously disclosed to you pursuant to Section 9.1(b) of the Loan Agreement) since the Effective Date.

          (b)   Changed the location of its chief executive office, changed its jurisdiction of incorporation or formation, changed its type of organization or changed the location of or disposed of any of its properties or assets with a fair market value in excess of $250,000 in the aggregate (other than pursuant to the sale of Inventory in the ordinary course of its business or as otherwise permitted by Section 9.2 of the Loan Agreement), or established any new asset locations.

        5.     I further certify that, based on the review described in Section 2 above, Schedule III attached hereto lists all trade names or styles under which each Borrower transacts business that have not been disclosed to you prior to the date hereof.

B-1

        6.     Attached hereto as Schedule IV are the calculations used in determining, as of the end of such fiscal quarter whether Borrowers are in compliance with the covenants set forth in Section 9.17 of the Loan Agreement for such fiscal quarter.

        The foregoing certifications are made and delivered this day of                        , 20    .

Very truly yours,

Name: Title:	Chief Financial Officer

B-2

EXHIBIT C
TO
LOAN AND SECURITY AGREEMENT

Borrowing Base Certificate

[See Attached]

C-1

EXHIBIT D
TO
LOAN AND SECURITY AGREEMENT

Non-U.S. Lender Statement

[See Attached]

D-1

SCHEDULE 1.40
TO
LOAN AND SECURITY AGREEMENT

Equipment Sublimit

	Equipment Sublimit	Period
1.	$30,000,000.00	Effective Date to January 31, 2006
3.	$29,583,333.33	February 1, 2006 to February 28, 2006
3.	$29,166,666.67	March 1, 2006 to March 31, 2006
4.	$28,750,000.00	April 1, 2006 to April 30, 2006
5.	$28,333,333.33	May 1, 2006 to May 31, 2006
6.	$27,916,666.67	June 1, 2006 to June 30, 2006
7.	$27,500,000.00	July 1, 2006 to July 31, 2006
8.	$27,083,333.33	August 1, 2006 to August 31, 2006
9.	$26,666,666.67	September 1, 2006 to September 30, 2006
10.	$26,250,000.00	October 1, 2006 to October 31, 2006
11.	$25,833,333.33	November 1, 2006 to November 30, 2006
12.	$25,416,666.67	December 1, 2006 to December 31, 2006
13.	$25,000,000.00	January 1, 2007 to January 31, 2007
14.	$24,583,333.33	February 1, 2007 to February 28, 2007
15.	$24,166,666.67	March 1, 2007 to March 31, 2007
16.	$23,750,000.00	April 1, 2007 to April 30, 2007
17.	$23,333,333.33	May 1, 2007 to May 31, 2007
18.	$22,916,666.67	June 1, 2007 to June 30, 2007
19.	$22,500,000.00	July 1, 2007 to July 31, 2007
20.	$22,083,333.33	August 1, 2007 to August 31, 2007
21.	$21,666,666.67	September 1, 2007 to September 30, 2007
22.	$21,250,000.00	October 1, 2007 to October 31, 2007
23.	$20,833,333.33	November 1, 2007 to November 30, 2007
24.	$20,416,666.67	December 1, 2007 to December 31, 2007
25.	$20,000,000.00	January 1, 2008 to January 31, 2008
26.	$19,583,333.33	February 1, 2008 to February 28, 2008
27.	$19,166,666.67	March 1, 2008 to March 31, 2008
28.	$18,750,000.00	April 1, 2008 to April 30, 2008
29.	$18,333,333.33	May 1, 2008 to May 31, 2008
30.	$17,916,666.67	June 1, 2008 to June 30, 2008
31.	$17,500,000.00	July 1, 2008 to July 31, 2008
32.	$17,083,333.33	August 1, 2008 to August 31, 2008
33.	$16,666,666.67	September 1, 2008 to September 30, 2008
34.	$16,250,000.00	October 1, 2008 to October 31, 2008

SCHEDULE 1.49
TO
LOAN AND SECURITY AGREEMENT

Existing Letters of Credit

[Borrowers to Provide]

SCHEDULE 1.95
TO
LOAN AND SECURITY AGREEMENT

Permitted Holders

[Borrowers to Provide]

SCHEDULE 1.100
TO
LOAN AND SECURITY AGREEMENT

Qualified Cash Accounts

[Borrowers to Provide]

SCHEDULE 8.8
TO
LOAN AND SECURITY AGREEMENT

Environmental Compliance

[Borrowers to Provide]

SCHEDULE 8.13
TO
LOAN AND SECURITY AGREEMENT

Labor Disputes

[Borrowers to Provide]

SCHEDULE 8.15
TO
LOAN AND SECURITY AGREEMENT

Material Contracts

[Borrowers to Provide]

SCHEDULE 9.9
TO
LOAN AND SECURITY AGREEMENT

Permitted Indebtedness

[Borrowers to Provide]

SCHEDULE 9.10
TO
LOAN AND SECURITY AGREEMENT

Existing Loans and Advances

[Borrowers to Provide]

QuickLinks

  Exhibit 10.49
TABLE OF CONTENTS
INDEX TO EXHIBITS AND SCHEDULES
LOAN AND SECURITY AGREEMENT